Exhibit 2.1

Agreement and Plan of Merger dated March 12, 2008 by and among AVI
BioPharma, Inc., EB Acquisition Corp., Ercole Biotech, Inc. and the Stockholder
Representative (without exhibits).

i

2.17	Brokers	22
2.18	Intellectual Property	23
2.19	Material Contracts	24
2.20	Employees	25
2.21	Board Approval	27
2.22	Tax Treatment	27
2.23	List of Company Stockholders	28
2.24	Related Parties	28
2.25	Insurance	28
2.26	Certain Business Practices	28
2.27	Tests	29
2.28	Debarment	29

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29

3.1	Organization and Qualification; Subsidiaries	29
3.2	Authority Relative to this Agreement	29
3.3	No Conflict; Filings; Consents	30
3.4	SEC Filings; Financial Statement	30
3.5	Board Approvals	31
3.6	Tax Treatment	32
3.7	Merger Sub Operations	32
3.8	Valid Issuance of Securities	32
3.9	Governmental Consent	32
3.10	Material Liabilities	32
3.11	Nasdaq Stock Market	32

ARTICLE IV. CONDUCT PRIOR TO THE EFFECTIVE TIME		32

4.1	Conduct of Business by Company	33
4.2	Access to Information	34
4.3	No Solicitation	34

ARTICLE V. ADDITIONAL AGREEMENTS		35

5.1	Confidentiality; Access to Information	35
5.2	Tax-free Reorganization	35
5.3	Public Disclosure	36

5.4	Commercially Reasonable Efforts; Notification	36
5.5	Post-Closing SEC Filings	37
5.6	Retirement of ISIS Debt	37
5.7	Form 8-K	37
5.8	Tax Matters	37
5.9	Indemnification of Directors and Officers of Company	38

ARTICLE VI. CONDITIONS TO THE MERGER		40

6.1	Conditions to Obligations of Each Party to Effect the Merger	40
6.2	Additional Conditions to Obligations of Company	40
6.3	Additional Conditions to Obligations of Parent and Merger Sub	41

ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER		42

7.1	Termination	42
7.2	Notice of Termination; Effect of Termination	43
7.3	Fees and Expenses	44

ARTICLE VIII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		44

8.1	Survival of Representations and Warranties	44
8.2	Indemnification; Escrow Arrangement	44
8.3	Stockholder Representative	51

ARTICLE IX. GENERAL PROVISIONS		54

9.1	Notices	54
9.2	Interpretation	56
9.3	Counterparts	57
9.4	Entire Agreement; Third Party Beneficiaries	57
9.5	Severability	57
9.6	Cumulative Remedies	57
9.7	Specific Performance	57
9.8	Governing Law	57
9.9	Rules of Construction	57
9.10	Assignment	58
9.11	Amendment	58
9.12	Extension; Waiver	58
9.13	Relationship	58

Schedules

Schedule 1 – Definitions

Exhibits

Exhibit A – Certificate of Merger of EB Acquisition Corp. into Ercole Biotech, Inc.

Exhibit B – List of Company Stockholders

Exhibit C – Opinion of Counsel to Parent

Exhibit D – Opinion of Counsel to Company

Exhibit E – Escrow Agent Fee Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 12, 2008, by and among (i) AVI BioPharma, Inc., an Oregon corporation (“Parent”), (ii) EB Acquisition Corp., a Delaware corporation (“Merger Sub”) that is a wholly-owned subsidiary of Parent, and (iii) Ercole Biotech, Inc., a Delaware corporation (“Company”), and the Stockholder Representative (as defined in Section 8.3 hereof). Each of Parent, Merger Sub and Company are sometimes referred to as a “party” and collectively as the “parties.” Capitalized terms not defined in the text of this Agreement are defined on Schedule 1.

RECITALS

A.            Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the parties intend to enter into a business combination transaction.

B.            The Board of Directors of Company has (i) determined that the Merger (as defined in Section 1.1) is in the best interests of Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that its stockholders adopt and approve this Agreement and approve the Merger.

C.            The Board of Directors of Parent has (i) determined that the Merger is in the best interests of Parent and its stockholders and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

D.            The parties intend that (i) this Agreement shall constitute a plan of reorganization within the meaning of U.S. Department of Treasury Regulations Section 1.368-2(g) and (ii) the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows intending to be legally bound:

ARTICLE I.
THE MERGER

1.1           The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub will be merged with and into Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation as a wholly owned subsidiary of Parent.  Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2           Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto will cause the Merger to be consummated by filing the Certificate of Merger in substantially the form of Exhibit A (the “Certificate of Merger”) and appropriate officers’

certificates of each of Company and Merger Sub with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (collectively, the “Merger Documents”) (the time of such filing being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below).  The closing of the Merger (the “Closing”) will take place at the offices of Davis Wright Tremaine LLP, 1300 SW Fifth Avenue, Suite 2300, Portland, OR 97201 on or before March 21, 2008, or at a time and date to be specified hereafter by the parties, which will be no later than two Business Days after the conditions set forth in Article VI are either satisfied or waived, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).  In furtherance of the foregoing, the parties hereto commit to use their reasonable best efforts to complete the Closing on or before March 21, 2008.

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation; Bylaws.  At the Effective Time, the Certificate of Incorporation and the Bylaws of Company as in effect immediately prior to the Effective Time will become the Certificate of Incorporation and the Bylaws of the Surviving Corporation, each until thereafter amended in accordance with applicable law.

1.5           Directors and Officers.  At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.  At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will become the initial officers of the Surviving Corporation, until their respective successors are duly appointed.

1.6           Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of Company’s securities, the following will occur:

(a)           Conversion of Company Stock.

(i)            Company Series A-2 Preferred Stock. Each share of Company Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished.  Holders of shares of Company Series A-2 Preferred Stock will not receive any consideration for such shares in the Merger, and

(ii)           Company Common Stock, Company Series A Preferred Stock and Company Series A-1 Preferred Stock. Each share of Company Class A Voting Common Stock and Class B Nonvoting Common Stock (collectively, the “Company Common Stock”), Company Series A Preferred Stock and Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, will be canceled and extinguished and automatically convert (subject to Section 1.6(g)) into the right to receive that fraction of a share of Parent Common Stock equal to the Exchange Ratio.  The “Exchange Ratio” shall be the quotient obtained by dividing (A) the Aggregate Share Number, as determined in accordance with Section 1.6(a)(iv) hereof, by (B) the aggregate number of shares of Company Common Stock, Company Series A Preferred Stock and Company Series A-1 Preferred Stock outstanding immediately prior to the Effective Time.  The shares of Parent Common Stock to be received as consideration pursuant hereto, which shares shall be registered shares only after the registration statement on Form S-3 identified in Section 5.5 hereof has been declared effective by the Securities and Exchange Commission (“SEC”), are referred to herein as the “Merger Consideration.”

(iii)          Adjustment of Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(iv)          For purposes of calculating the Adjustment Number and determining the Exchange Ratio, the Company shall deliver to Parent on the third Business Day prior to the Closing Date a pro forma calculation of the net amount of Company’s cash and cash equivalents on hand, Accounts Receivable, Company Note Balance and Adjusted Current Liabilities (the “Preliminary Adjustment Schedule”), along with supporting documentation.  Parent shall have the right to review the Preliminary Adjustment Schedule and any and all documents or date that it requests in accordance with the provisions of Section 4.2.  The parties agree to discuss in good faith any comments or questions that Parent may have with respect to the Preliminary Adjustment Schedule and to resolve any disputes relating to the Preliminary Adjustment Schedule.  If, immediately prior to the Effective Time, any dispute exists between the parties in respect of the Preliminary Adjustment Schedule, for purposes of calculating the Exchange Ratio and consummating the Merger, the Adjustment Number shall be calculated based upon the amounts posited by the Company (the “Preliminary Adjustment Number”).  The Preliminary Adjustment Schedule used to determine the Preliminary Adjustment Number shall be certified in writing as such by an officer of the Company and delivered at Closing.  An officer of Parent shall deliver a letter to the Company at Closing specifying any disputed amounts (a “Parent Exception Letter”).  Notwithstanding the foregoing, after the Effective Time, Parent shall have the right, for a period of 90 days following the Closing, to complete its review of the Preliminary

Adjustment Schedule.  If Parent determines in good faith during such 90-day period that the Adjustment Number at the Closing Date should have been greater than the Preliminary Adjustment Number (regardless of whether such determination is based upon the matters referred to in the Parent Exception Letter, if any, or upon any matters coming to the attention to the Parent after the Effective Time), then Parent shall submit its determination to the Escrow Agent in an Officer’s Certificate to be delivered within 90 days following the Closing and otherwise in accordance with Section 8.2 hereof, specifying the number of shares by which Parent asserts the Adjustment Number shall have been increased (the “Claimed Overpayment Number”).  For the avoidance of doubt, the Claimed Overpayment Number may only represent shares by which the Merger Consideration could be validly reduced in accordance with the terms of this Agreement.  The extent to which Parent is entitled to recovery of the Claimed Overpayment Number shall be determined in accordance with Sections 8.2(e), 8.2(f) and 8.2(g) hereof, and the amount of any such recovery shall be deemed a Loss for purposes of Article VIII hereof (except that such Loss shall be recoverable from the first dollar and shall not be required to exceed the Basket Amount nor shall it be included in calculating whether the Basket Amount has otherwise been exceeded) and shall be subject to all the terms and conditions of Article VIII hereof.

For purposes of this Agreement, the following terms shall have the meanings set forth herein. “Accounts Receivable” means all accounts receivable that, to the Company’s knowledge, will be collectible by the Company, whether or not recorded or recordable on a balance sheet prepared in accordance with GAAP (excluding any accounts receivable attributable to future services or products that have not been delivered); provided, however, that in the event and to the extent that any Account Receivable (or portion thereof) that is included in the calculation of the Adjustment Number is either (i) uncollected (after reasonable efforts have been made to collect such Account Receivable), or (ii) reasonably determined to be uncollectible, in either case at or prior to the expiration of the Escrow Period, such Account Receivable (or portion thereof, as applicable) shall be deemed to be a Loss for purposes of Article VIII (except such Loss shall be recoverable from the first dollar and shall not be required to exceed the Basket Amount nor shall it be included in calculating whether the Basket Amount has otherwise been exceeded) and shall be subject to all the terms and conditions of Article VIII hereof.  For the avoidance of doubt, Accounts Receivable that are uncollected or reasonably determined to be uncollectible shall only be deemed a Loss when the amount of such Accounts Receivable, when netted with other amounts for purposes of determining the Adjustment Number, would ultimately result in an Adjustment Number greater than zero.  “Company Note Balance” means the principal amount and interest accrued thereon calculated as of the Closing Date of the Convertible Promissory Note dated March 12, 2008 issued by Company to Parent (the “Company

Note”), which evidences the Company’s indebtedness to Parent for the funds transferred by Parent to Company pursuant to the terms of the Letter Agreement between Parent and Company dated March 3, 2008. “Adjusted Current Liabilities” consists of (i) the Stockholder Representative Fee (as defined in Section 8.3(b) hereof), (ii) fees of the Escrow Agent attributable to the Stockholder Representative Escrow Fund and (iii) all accounts payable and accrued expenses owed by Company to parties other than Parent (inclusive of legal, accounting and other expenses related to the transactions contemplated hereby) as of the Closing Date that were incurred prior to the Closing Date.  The “Adjustment Number” means the number of shares of Parent Common Stock (rounded to the nearest whole share) the value of which, based on the Average Price, is equal to the amount by which the sum of Company Note Balance and Adjusted Current Liabilities, reduced by the Company’s cash and cash equivalents on hand as of the Closing Date and Accounts Receivable as of the Closing Date, exceeds $1,500,000.  The “Aggregate Share Number” means that number of shares of Parent Common Stock equal to $7,500,000 divided by $1.3161, which is the volume weighted average trading price of Parent Common Stock reported on the Nasdaq Stock Market for the ten (10) trading days immediately prior to March 12, 2008 (the “Average Price”), less the Adjustment Number.

(b)           Company Stock Options.  Neither Parent nor Merger Sub shall assume the outstanding options to purchase Company Common Stock (each, a “Company Stock Option”) under the Company’s Stock Option Plan (the “Company Stock Option Plan”).  As a result, all outstanding Company Stock Options under the Company Stock Option Plan shall, in accordance with the express terms of the Company Stock Option Plan, be treated as follows in connection with the Merger: (i)  the shares of Company Common Stock subject to each Company Stock Option shall vest in full on an accelerated basis prior to the Effective Time, and each Company Stock Option may be exercised by the optionholder, on a net exercise basis or otherwise, prior to the Effective Time, and (ii) each such Company Stock Option, to the extent not so exercised, shall terminate and cease to be outstanding upon the consummation of the Merger.

(c)           Company Warrants.  Other than the ISIS Warrants (as defined below), neither Parent nor Merger Sub shall assume the outstanding warrants to purchase Company Class A Voting Common Stock or the outstanding warrants to purchase Company Series A Preferred Stock (each warrant other than the ISIS Warrants, a “Company Warrant”).  As a result, all outstanding Company Warrants shall be treated as follows in connection with the Merger: each such Company Warrant may be exercised, on a net exercise basis or otherwise, prior to the Effective Time, and, to the extent not so exercised, shall terminate and cease to be outstanding upon the consummation of the Merger.  The Company previously issued warrants to purchase shares of the Company’s Class A Voting Common Stock to ISIS Pharmaceuticals, Inc. (the “ISIS Warrants”).  At the Effective Time, the ISIS Warrants that remain outstanding shall be converted into warrants to purchase a number of shares of Parent Common Stock equal to the product of (A) the number of shares of Company Class A Voting Common Stock for which the ISIS Warrants are exercisable and (B) the Exchange Ratio, and the exercise prices therefor likewise shall be adjusted accordingly.  The shares of Company Class A Voting Common Stock issuable upon exercise of the ISIS Warrants shall not be included in the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time used in calculation of the Exchange Ratio.  In addition, ISIS Pharmaceuticals, Inc. shall have no entitlement to any portion of the Merger Consideration by virtue of its ownership of the ISIS Warrants.

(d)           Capital Stock of Merger Sub.  Each share of Common Stock of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.  Each certificate evidencing ownership of shares of Merger Sub Common Stock will evidence ownership of such shares of capital stock of the Surviving Corporation after the Effective Time.

(e)           Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time held by any Company Stockholder and constituting “dissenting shares” (as defined in the DGCL) (“Dissenting Shares”) will not be converted into the right to receive Merger Consideration in accordance with Section 1.6(a), unless and until the holder of such Dissenting Shares fails to perfect or effectively withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL.  If, after the Effective Time, any such Company Stockholder fails to perfect or effectively withdraws or loses his, her or its right to appraisal, such Dissenting Shares thereupon will be treated as if they had been converted as of the Effective Time into the right to receive Merger Consideration in accordance with Section 1.6(a), without interest thereon.  If, after the Effective Time, any such Company Stockholder perfects his, her or its right to appraisal and does not thereafter effectively withdraw or otherwise lose such right to appraisal, such Dissenting Shares thereupon will not be converted into the right to receive Merger Consideration in accordance with Section 1.6(a) hereof but rather will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL.  Company will give Parent (i) prompt written notice of any demands received by Company for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments received by Company relating to dissenters’ rights, and (ii) the opportunity to direct all negotiations with respect to dissenters under the DGCL.  Company will not, without the prior written consent of Parent (unless such payment is pursuant to a court order, in which event Company will give Parent notice of any such court order or request therefor as soon as practicable), which consent will not be unreasonably withheld or delayed, voluntarily make any payment with respect to such demands, offer to settle or settle any such demands or approve any withdrawal of such demands.

(f)            Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the Merger.  To the extent any Company Stockholder is entitled to receive a fraction of a share of Parent Common Stock, the number of shares such Company Stockholder is entitled to receive shall be rounded down to the nearest whole share.

(g)           Adjustments.  All calculations under Section 1.6 and 1.7 will be rounded to the nearest sixth decimal place (0.000001) and will be adjusted as appropriate to reflect fully the effect of any stock split, stock dividend (including any dividend or distribution of stock convertible into Parent Common Stock), reorganization, recapitalization or other similar change with respect to Parent Common Stock after the date hereof.

1.7           Surrender of Certificates.

(a)           Exchange Procedures; Escrow.

(i)            Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging stock certificate or certificates representing outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series A-1 Preferred Stock (the “Certificates”) for the Merger Consideration.  Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the shares of Company Common Stock, Company Series A Preferred Stock and Company Series A-1 Preferred Stock.

(ii)           Notwithstanding the provisions of Section 1.7(a)(i), pursuant to Sections 8.2 and 8.3 hereof, Parent shall withhold and not issue to the Company Stockholders that number of shares of Merger Consideration equal to a total of eleven percent (11%) of that portion of the Aggregate Share Number, rounded down to the nearest whole share, to be issued to the Company Stockholders in exchange for shares of Company Common Stock, Company Series A Preferred Stock, and Company Series A-1 Preferred Stock, but shall instead deposit such shares into an escrow account in the form of a stock certificate issued to the Escrow Agent (as defined in Article VIII hereof) on behalf of the Company Stockholders (the “Escrow Amount”).  The Escrow Amount shall be divided as follows:  A number of shares of Merger Consideration equal to ten percent (10%) of the Aggregate Share Number (the “Indemnification Escrow Fund”) shall be set aside for the payment of indemnifiable Losses of the Parent, in accordance with the terms and conditions set forth in Section 8.2.  A number of shares of Merger Consideration equal to one percent (1%) of the Aggregate Share Number (the “Stockholder Representative Escrow Fund”) shall be set aside solely for payment and/or reimbursement of out-of-pocket and third party fees and expenses incurred by the Stockholder Representative in the performance of his duties on behalf of the Company Stockholders.  If such expenses incurred by the

Stockholder Representative exceed the amounts in the Stockholder Representative Escrow Fund, such excess amounts shall be satisfied and paid to the Stockholder Representative out of the Indemnification Escrow Fund immediately prior to the termination of the Escrow Period, in accordance with the provisions of Section 8.3(f). For the avoidance of doubt, Parent shall not be entitled to receive any shares of Parent Common Stock from the Stockholder Representative Escrow Fund for any purpose under this Agreement.

(iii)          Each Company Stockholder shall surrender to Parent all Certificates held by such Person.  Prior to the Effective Time, each Company Stockholder shall receive (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to Parent and will contain other customary provisions), and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing such Company Stockholder’s Merger Consideration pursuant to Section 1.6(a), and any dividends or other distributions pursuant to Section 1.7(b).

(iv)          Within ten (10) days after surrender by a Company Stockholder of a Certificate for cancellation to Parent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, Parent will deliver, or cause to be delivered, to the holder of such Certificate (A) four stock certificates, each representing 22.25% of the total number of shares of Merger Consideration into which such Company Stockholder’s Company Common Stock, Company Series A Preferred Stock or Company Series A-1 Preferred Stock was converted at the Effective Time, and (B) any dividends or distributions payable pursuant to Section 1.7(b).  The four stock certificates to be delivered by Parent in exchange for each Certificate surrendered by a Company Stockholder shall each bear a different restrictive legend indicating that, subject to any restrictions or limitations otherwise imposed by applicable federal and state securities laws, the holder thereof is entitled to sell the shares of Parent Common Stock represented by such stock certificate, commencing on the 60th, 120th, and 180th, and 240th days, respectively, following the Closing Date.

(v)           Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes to evidence only the ownership of the number of shares of Merger Consideration into which such shares of Company Common Stock, Company Series A Preferred Stock and Company Series A-1 Preferred Stock will have been so converted pursuant to Section 1.6(a), and any dividends or distributions payable pursuant to Section 1.7(b).

(b)           Distributions with Respect to Unexchanged Certificates.  No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate.  Subject to applicable law, following surrender of any such Certificate, Parent will deliver to the record holder thereof without interest, in addition to anything else required to be delivered hereunder, the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

(c)           Transfers of Ownership.  If certificates representing Merger Consideration are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered (other than as a result of a change in the corporate name of the holder of such Certificate), it will be a condition of the issuance or payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing Merger Consideration in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d)           No Liability.  Notwithstanding anything to the contrary in this Section 1.7, none of Parent, the Surviving Corporation or any party hereto will be liable to a holder of shares of Parent Common Stock or Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8           No Further Ownership Rights in Company Stock.  All Merger Consideration (together with any cash paid in respect thereof pursuant to Section 1.7(b)) in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, certificates representing shares of Company Stock are presented to the Surviving Corporation for any reason, they will be cancelled and, if applicable, exchanged as provided in this Article I.

1.9           Lost, Stolen or Destroyed Certificates.  If any Certificates will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, in exchange for such lost, stolen or destroyed Certificates, Parent will cause the transfer agent for Parent Common Stock to issue, certificates representing the shares of Parent Common Stock due to such holder pursuant to Section 1.6, and any dividends or distributions payable pursuant to Section 1.7(b); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance of certificates representing shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity agreement and bond reasonably satisfactory in form and amount to Parent as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10         Tax Consequences.  The parties hereto agree that this Agreement shall constitute a plan of reorganization within the meaning of U.S. Department of Treasury Regulations Section 1.368-2(g) and (ii) the Merger shall constitute a reorganization within the meaning of Section 368 of the Code (a “Reorganization”).

1.11         Taking of Necessary Action; Further Action.  If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, Company and Merger Sub will take all such lawful and necessary action.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF COMPANY

As of the date hereof, Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter (and referencing a specific representation) supplied by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the “Company Schedule”), as follows:

2.1           Organization and Qualification.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company.  Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Company.

(a)           Company has not agreed nor is it obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any Person.  Company does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.

2.2           Certificate of Incorporation and Bylaws.  Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and its Bylaws, each as amended to date (collectively, the “Company Charter Documents”).  Such Company Charter Documents are in full force and effect.  Company is not in violation of any provision of any Company Charter Document.

2.3          Capitalization.

(a)           Company Stock.  As of the date of this Agreement, the authorized capital stock of Company consists of:

(i)            Fifteen Million (15,000,000) shares of Company Class A Voting Common Stock, par value $0.001 per share (the “Company Class A Voting Common Stock”), of which Eight Million Six Hundred Eighty-Two Thousand Nine Hundred Fifty-Eight (8,682,958) shares are issued and outstanding, and Three Hundred Fifty Thousand (350,000) shares of Company Class B Nonvoting Common Stock, par value $0.001 per share (the “Company Class B Nonvoting Common Stock”), of which Two Hundred Eighty-Nine Thousand Seven Hundred Eighty-Four (289,784) are issued and outstanding.

(ii)           Four Million (4,000,000) shares of Company Preferred Stock, par value $0.001 per share (“Company Preferred Stock”), of which (A) Forty-Three Thousand Two Hundred Two (43,202) shares have been designated Series A Preferred Stock (“Company Series A Preferred Stock”), of which Thirty-Four Thousand Five Hundred Sixty-Two (34,562) shares are issued and outstanding, (B) One-Hundred Sixty-Two Thousand Two Hundred Ninety-Five (162,295) shares have been designated Series A-1 Preferred Stock (“Company Series A-1 Preferred Stock”), all of which shares are issued and outstanding, (C) Eight Hundred Twenty-Five Thousand (825,000) shares have been designated Series A-2 Preferred Stock (the “Company Series A-2 Preferred Stock”), all of which shares are issued and outstanding, and (D) Two Million Nine Hundred Sixty-Nine Thousand Five Hundred Three (2,969,503) shares of undesignated Preferred Stock, none of which are issued and outstanding.  Immediately prior to the Effective Time, the issued and outstanding shares of Company Series A Preferred Stock and Company Series A-1 Preferred Stock will be convertible to Company Class A Voting Common Stock at a conversion ratio of 1:1.

(b)           Company Stock Assuming Net Exercise.  Immediately prior to the Effective Time, assuming net exercise of all outstanding options and warrants other than the ISIS Warrants based on a value per share of Ercole Common Stock of $0.7775, the authorized capital stock of Company would consist of:

(i)            Fifteen Million (15,000,000) shares of Company Class A Voting Common Stock, par value $0.001 per share, of which Nine Million Four Hundred Eighty-One Thousand Seven Hundred Twenty-One (9,481,721) shares would be issued and outstanding, and Three Hundred Fifty Thousand (350,000) shares of Company Class B Nonvoting Common Stock, par value $0.001 per share, of which Two Hundred Eighty-Nine Thousand Seven Hundred Eighty-Four (289,784) would be issued and outstanding.

(ii)           Four Million (4,000,000) shares of Company Preferred Stock, par value $0.001 per share, of which (A) Forty-Three Thousand Two Hundred Two (43,202) shares have been designated Series A Preferred Stock, of which Thirty-Four Thousand Five Hundred Sixty-Two (34,562) shares are issued and outstanding, (B) One-Hundred Sixty-Two Thousand Two Hundred Ninety-Five (162,295) shares have been designated Series A-1 Preferred Stock, all of which shares are issued and outstanding, (C) Eight Hundred Twenty-Five Thousand (825,000) shares have been designated Series A-2 Preferred Stock, all of which shares are issued and outstanding, and (D) Two Million Nine Hundred Sixty-Nine Thousand Five Hundred Three (2,969,503) shares of undesignated Preferred Stock, none of which are issued and outstanding.

(c)           Options. Section 2.3(c) of the Company Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Stock covered; (iii) the exercise price; (iv) the grant date; (v) the vesting schedule; and (vi) the expiration date.  Company has made available to Parent accurate and complete copies of the Company Stock Option Plan and all Contracts evidencing a Company Stock Option.  All such Company Stock Options shall terminate and cease to be outstanding upon the consummation of the Merger.  To the extent Company Stock Options are exercised by optionee on a net exercise basis prior to the Effective Time, the Company issued the appropriate number of shares to such optionee upon such net exercise.

(d)           Warrants. Section 2.3(d) of the Company Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the warrant holder; (ii) the number of shares of Company Stock (and any designation by class or series for such Company Stock) issuable upon exercise of such Company Warrant; (iii) the exercise price; (iv) the grant date; (v) the vesting schedule; and (vi) the expiration date.  Company has made available to Parent accurate and complete copies of each Company Warrant.  Other than the ISIS Warrants, all Company Warrants shall terminate and cease to be outstanding upon the consummation of the Merger.  To the extent Company Warrants are exercised by optionee on a net exercise basis prior to the Effective Time, the Company issued the appropriate number of shares to the warrantholder upon such net exercise.

(e)           Validity. All outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable and payment in full therefor, would be duly authorized, validly issued, fully paid and nonassessable.  All outstanding shares of Company Stock, all Company Stock Options, all Company Warrants, and the ISIS Warrants have been issued and granted in compliance with all applicable securities laws and other Legal Requirements and all requirements set forth in applicable Contracts.

(f)            No Other Equity. Except as set forth in Sections 2.3(a), 2.3(b) 2.3(c) and 2.3(d) of the Company Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or obligating Company to grant, extend, or enter into any such subscription, option, warrant, equity security, ownership interest, call, right, commitment or agreement.

(g)           Other Agreements; Vesting. Except as set forth in Section 2.3(g) of the Company Schedule, there are no registration rights, voting trusts, proxies, rights plan, antitakeover plans or other similar agreements to which Company is a party or by which Company is bound. Except as set forth in Section 2.3(g) of the Company Schedule, there are no commitments or agreements of any character obligating Company to accelerate the vesting of any subscription, option, warrant, ownership interest, call, right, or other equity security, whether or not as a result of or in connection with the Merger.  Except as set forth in Section 2.3(g) of the Company Schedule and as contemplated by Section 1.6(c) of this Agreement, Company has not accelerated the vesting of any subscription, option, warrant, ownership interest, call, right, or other equity security within the last twelve (12) months.

2.4           Authority Relative to this Agreement.  Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the Merger by Company Stockholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby, subject to obtaining the approval of the Merger by Company Stockholders, has been duly and validly authorized by all necessary corporate action on the part of Company.  No other corporate proceedings on the part of Company are necessary to authorize this Agreement or, subject to obtaining the approval of the Merger by Company Stockholders, to consummate the transactions so contemplated.  This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

2.5           No Conflict; Filings; Consents.

(a)           Except as set forth in Section 2.5(a) of the Company Schedule, the execution and delivery by Company of this Agreement do not, and Company’s performance of its obligations hereunder will not, result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Company Charter Documents; (ii) any provision or any judgment, decree or order to which Company is a party or by which it is bound; (iii) any Contract to which Company is a party or by which it is bound; or (iv) to Company’s knowledge, any statute, rule or governmental regulation applicable to Company, except in the case of clause (iii) or (iv) where failure to do so would not constitute, individually or in the aggregate, a Material Adverse Effect on Company.

(b)           The execution and delivery by Company of this Agreement do not, and Company’s performance of its obligations hereunder will not, require any Approval of, or filing with or notification to, any (i) Governmental Entity, except for applicable requirements, if any, of the Securities Act, state securities laws, and the filing of the Merger Documents as required by the DGCL, or (ii) Person other than a Governmental Entity, except as disclosed on Section 2.5(b) of the Company Schedule.

2.6           Compliance; Permits.

(a)           Company is not in conflict with, or in default or violation of, and has not been given notice of any conflict or default or violation of, any Legal Requirements applicable to it or by which any of its properties are bound or affected, except where failure to do so would not constitute, individually or in the aggregate, a Material Adverse Effect on Company.

(b)           No investigation or review by any Governmental Entity is pending or, to the knowledge of Company, threatened against Company nor, to Company’s knowledge, has any Governmental Entity indicated an intention to conduct the same.

(c)           Without limiting the foregoing, Company has not exported or transmitted any of its products or any other materials to any country to which such export or transmission is restricted by any Legal Requirements, without first having obtained all necessary and appropriate United States and foreign government Approval, except where failure to do so would not constitute, individually or in the aggregate, a Material Adverse Effect on Company.

(d)           Company holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities related to the operation of the business of Company in the manner it is presently being operated (collectively, the “Company Permits”), except where failure to do so would not constitute, individually or in the aggregate, a Material Adverse Effect on Company.

(e)           Section 2.6(e) of the Company Schedule contains a list of all Company Permits, together with the date each such Company Permit will expire in accordance with its terms.  Each Company Permit is valid and in full force and effect and will not expire prior to the expiration date indicated in Section 2.6(e) of the Disclosure

Schedule.  The Company is in compliance in all material respects with each Company Permit.  Except as set forth in Section 2.6(e) of the Company Schedule, there are no claims, actions, suits or proceedings pending or, to Company’s knowledge, threatened against Company or reasonably expected to occur, that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Company Permit, or the imposition of any fine, penalty or other sanctions for violation of any Legal Requirement relating to any Company Permit.

2.7           Financial Statements.

(a)           Company has delivered to Parent an audited final copy of the balance sheet of Company at December 31, 2006 and statements of operations, stockholders’ net capital deficiency and cash flow for the year ended December 31, 2006 (including the related notes thereto) of Company (collectively, the “Company Annual Financial Statements”), prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto).  The statements of operations and cash flow included as part of the Company Annual Financial Statements present fairly the results of operations and cash flow of Company for the periods covered, and the balance sheet presents fairly the financial condition of Company as of its dates.

(b)           Company has delivered to Parent the unaudited balance sheet of Company at December 31, 2007, and the related statements of operations and cash flows for the year ended December 31, 2007 (collectively, the “Company Interim Financial Statements”), prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except that such Company Interim Financial Statements do not contain footnotes).  The statements of operations and cash flow included as part of the Company Interim Financial Statements present fairly in all material respects the results of operations and cash flow of Company for the periods covered, and the balance sheet presents fairly in all material respects the financial condition of Company as of its date.  The Company Interim Financial Statements reflect all adjustments (which consist only of normal recurring adjustments not material in amount and include estimated provisions for year-end adjustments) necessary for a fair presentation.

2.8           No Undisclosed Liabilities.  Except as disclosed in Section 2.8 of the Company Schedule, Company does not have any liabilities (whether absolute, accrued, contingent or otherwise, and whether due or to become due) except for (i) liabilities provided for in Company’s balance sheet as of December 31, 2007 included in the Company Interim Financial Statements, (ii) the Company Note, (iii) unaccrued liabilities (the amount of which does not exceed $5,000 in the aggregate) arising out of Contracts incurred in the ordinary course of Company’s business and outstanding as of December 31, 2007, and (iv) liabilities incurred in the ordinary course of Company’s business after December 31, 2007.

2.9           Absence of Certain Changes or Events.  Except as set forth in Section 2.9 of the Company Schedule, since December 31, 2007: (i) there has not been any Material Adverse

Effect on Company, (ii) there has not been any material damage, destruction or casualty loss affecting Company (whether or not covered by insurance), and (iii) Company has not taken any action that would have been prohibited by Section 4.1 if such section were effective on December 31, 2007.

2.10         Absence of Litigation.  There are no claims, actions, suits or proceedings pending or, to Company’s knowledge, threatened against Company or any properties or rights of Company or reasonably expected to occur, before any arbitrator or Governmental Entity. There are no claims, actions, suits or proceedings pending by Company against a third party or that Company intends to bring against a third party.

2.11         Employee Benefit Plans.

(a)           Section 2.11(a) of the Company Schedule sets forth a list of each Company Plan that provides benefits in respect of any employee or former employee, director, officer or consultant (or any dependent or beneficiary) of the Company.  Each Company Plan has been funded and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code.  For purposes of this Agreement, the term “Company Plan” shall include each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee, manager or director of the Company.  The Company has, to the extent applicable, provided to Parent true, correct and complete copies of (i) each Company Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Plan (and, if any of such annual reports is a Form 5500R, the corresponding Form 5500C filed with respect to such Company Plan), (iv) the three most recent actuarial reports or other financial statements relating to such Company Plan, (v) the three most recent determinations or opinion letters, if any, issued by the IRS with respect to any Company Plan and any pending request for such a determination letter, (vi) the three most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Plan, and (vii) all material filings made with any Governmental Entity, including any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program, and (viii) any other documents, forms or other instruments relating to any Company Plan reasonably requested by Parent.  Except as set forth in Section 2.11(a) of the

Company Schedule, no Company Plan has been established or maintained for employees living outside of the United States.  The Company has made available to Parent copies of all material documents pursuant to which each Company Plan is administered.

(b)           Except as set forth in Section 2.11(b) of the Company Schedule, no Contract identified in Section 2.18 or 2.19 of the Company Schedule will, as a result of the transactions contemplated hereby, either require any payment by the Company (or the Surviving Corporation) or Parent or any of their respective subsidiaries or any consent or waiver from any stockholder, officer, director, employee, consultant or independent contractor, or result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or independent contractor, including, but not limited to, any accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits or additional or accelerated vesting.

(c)           Except as set forth in Section 2.11(c) of the Company Schedule, no individual will as a direct or indirect result of the transactions contemplated hereby, accrue or receive additional benefits, service or accelerated rights to payments under any Company Plan, including the right to receive any parachute payment (as defined in Section 280G of the Code) or become entitled to severance, termination allowance or similar payments that could result in the payment of any such benefits or payments, and no such benefits, rights or payments have accrued as of any other transaction or event that remains unsatisfied as of the date of this Agreement.  The Company has not been and will not be required to “gross up” or otherwise compensate any individuals because of the imposition of any excise tax upon payment to such individual.

(d)           Neither the Company nor any ERISA Affiliate maintains or contributes or, in the last seven years has ever maintained or contributed to, or otherwise participates or, in the last seven years participated in, a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Section 412 of the Code or Title IV of ERISA, or is or, in the last seven years was, a party to a “multiemployer plan” within the meaning of Section 3(37), 4001(a)(3), 4063 or 4064 of ERISA or Section 414(f) of the Code.  For purposes of this Agreement, the term “ERISA Affiliate” shall include any organization that is or has ever been treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.  No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that would give rise to any such liability thereunder.  Except as set forth in Section 2.11(d) of the Company Schedule, the Company does not maintain a Company Plan providing retiree, medical or life benefits (as defined in Section 3(1) of ERISA) to employees or former employees after retirement or other separation from service other than as required by COBRA.

(e)           No claims, actions, suits or proceedings have been brought, are pending or are overtly threatened, against or with respect to any Company Plan, or any fiduciary thereof with respect to such fiduciary’s duties to the Company Plan, or the assets of any of the trusts thereunder.  Except as set forth under ERISA, the Code or the terms of the relevant Company Plan, there are no material restrictions on the rights of the Company to amend or terminate any Company Plan without incurring any liability thereunder.

(f)            To the Company’s knowledge, no “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) with respect to any Company Plan has engaged in any nonexempt “prohibited transaction” (as described in Section 4975(c) of the Code or Section 406 of ERISA).  No tax under Code Sections 4980B or 5000 has been incurred with respect to any Company Plan and no circumstances exist that could give rise to such tax.

(g)           Except as set forth in Section 2.11(g) of the Company Schedule, all of the Company Plans that are intended to be qualified under Section 401(a) of the Code have been administered in accordance with their terms and are in compliance with the currently applicable provisions of ERISA and the Code, have received favorable determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and that each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, or are entitled to rely on opinion letters issued to a prototype sponsor, and no such letter has been revoked and revocation is not threatened, and no fact or event has occurred that adversely affects the qualified status of any such Company Plan or the exempt status of any such trust.

(h)           Except as set forth in Section 2.11(h) of the Company Schedule, each Company Plan (and related trust, insurance Contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, other laws, and its own terms.  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of ERISA Section 3(21)) by ERISA with respect to the Company Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company.  There is no pending or threatened assessment, complaint, proceeding or investigation of any kind in any court or Governmental Entity with respect to any Company Plan (other than routine claims for benefits), nor to the Company’s knowledge, is there any basis for one.

(i)            Each Company Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance with applicable law, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable.  No Company Plan or written or oral agreement exists which obligates the Company or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with the Company or any ERISA Affiliate, including, but not limited to, retiree medical, health or life benefits, other than COBRA Coverage.

(j)            Except as set forth in Section 2.11(j) of the Company Schedule, all contributions, including insurance premiums, to or with respect to each Company Plan that are due have been paid in material compliance with all applicable laws, and all contributions and insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid or accrued in the ordinary course of business by the Company or the ERISA Affiliate, as applicable.  All material contributions, transfers and payments in respect of any Company Plan, other than transfers incident to an incentive stock option within the meaning of Code Section 422, have been or are fully deductible under the Code.

(k)           No Company Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.  No Company Plan provides, or has any liability to provide, life insurance, medical, severance, or other employee welfare benefits to any employee or any dependent of any employee beyond retirement or termination of service, other than coverage mandated by law, and neither the Company nor any ERISA Affiliate has ever represented, promised or agreed to provide such to any employee or employees (whether individually or as a group) other than coverage mandated by law.

(l)            The Company has reserved all rights necessary to amend or terminate each of the Company Plans without the consent of any other person, and the execution of this Agreement and the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) result in the triggering or imposition of any restrictions or limitations (other than those set forth under applicable laws) on the right of the Company to amend or terminate any Company Plan.

(m)          Except as set forth in Section 2.11(m) of the Company Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Code Section 280G(b)(1)).

(n)           Other than as set forth in Section 2.11(n) of the Company Schedule, no Company Plan or other agreement provides for “deferred compensation” subject to Code § 409A (“Deferred Compensation Plan”).  No Company Plan or other agreement providing for equity related based compensation or payments, including, without limitation, stock options, restricted stock, phantom stock or performance shares, provides for “deferred compensation” subject to Section 409A of the Code. Each Deferred Compensation Plan is in “good faith” compliance with Section 409A of the Code and the U.S. Treasury guidance related thereto, through and including Notice 2007-86. Each stock option or stock appreciation right issued by the Company or any ERISA Affiliate was granted with an exercise price equal to or greater than the per share fair market value (with the meaning of Code § 409A and the guidance issued thereunder) of the Company’s or ERISA Affiliate’s common stock, and such common stock constitutes “service recipient stock” (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(A)). No taxes are due or accrued because of violations of Code § 409A.

(o)           Each Company Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Plan is present or operates and, to the extent relevant, the United States.

(p)           Except as set forth in Section 2.11(p) of the Company Schedule, (i) no Company Plan, excluding any short-term disability, non-qualified deferred compensation or flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate, and (ii) no Company Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

(q)           Neither the Company nor any of its ERISA Affiliates is a party to any union or collective bargaining agreement.

2.12         Business.  Except as set forth in Section 2.12 of the Company Schedule, there is no Contract or Legal Requirement binding upon Company or to which Company is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Company, any material acquisition of property by Company or the material conduct of business by Company as currently conducted.

2.13         Property.  Company does not own any real property.  Company has good and marketable title in all material respects to all of its assets, free and clear of all Encumbrances except for taxes not yet due and payable. All leases pursuant to which Company leases from others real or personal property are in good standing, binding, valid and effective in accordance with their respective terms, and there is not, under any such lease, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default or event of default). All facilities, equipment and other material items of tangible property and assets owned or leased by Company are in good operating condition and repair, normal wear and tear excepted, and are usable in the regular and ordinary course of business. All of Company’s owned and leased assets collectively represent all that are necessary for the operation of their business as currently conducted.

2.14         Taxes.

(a)

Except as set forth in Section 2.14 of the Company Schedule, Company has timely filed all federal, state, local and foreign returns, estimated payments, information statements and reports (“Returns”) relating to Taxes required to be filed by Company with any Tax authority (or, if due between the date hereof and the Closing Date, Company will timely file all such Returns or file for an appropriate extension of the due date for such filing), and each such Return correctly and completely reflects the income or other Tax liability and all other information required to be reported thereon. Company has paid all Taxes required to be paid in connection with such Returns (or, if due between the date hereof and the Closing Date, all Taxes will be timely paid).

(b)

All Taxes that Company is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid or accrued, reserved against and added on Company’s books. Company has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)

Company is not a party to any Contract extending the time within which to file any Return due on or before the Closing Date that has not been filed. No claim has ever been made by any Tax authority in a jurisdiction in which Company does not file Returns that the Company is or may be subject to taxation in that jurisdiction.

(d)

Except as set forth in Section 2.14 of the Company Schedule, Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Company, nor has Company executed any unexpired waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(e)	No audit or other examination of any Return of Company by any Tax authority is presently in progress, nor has Company been notified of any request for such an audit or other examination.

(f)	No adjustment relating to any Returns filed by Company has been proposed in writing formally or informally by any Tax authority to Company or any representative thereof.

(g)

The accrual for Taxes in the balance sheet dated December 31, 2007 is adequate to cover any and all Taxes (whether or not disputed and whether or not due) of Company with respect to all taxable periods ending on or before December 31, 2007. Company has not incurred any liability for Taxes subsequent to December 31, 2007 other than in the ordinary course of Company’s business or in connection with the transactions contemplated by this Agreement.

(h)	There are no Tax liens upon any of the assets and properties of Company other than statutory liens for Taxes not yet due and payable.

(i)

There is no Contract to which Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or covering any other third party that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no Contract to which Company is a party or by which either is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(j)	Company is not a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

2.15         Environmental Matters.  Company (i) has obtained all applicable Approvals that are required under Environmental Laws other than those of which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Company, and (ii) is in compliance in all material respects with all terms and conditions of such required Approvals and with all Environmental Laws.  Except as listed in Section 2.15 of the Company Schedule, no claim, action, suit or proceeding has been filed or overtly threatened by any Governmental Entity or any other Person with respect to: (i) any alleged violation of, noncompliance by the Company with, or liability of the Company under, any Environmental Law or order by which the Company or any of its assets are bound, (ii) any alleged failure by the Company to have or comply with any applicable Approvals that are required by Environmental Laws, or (iii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transportation, abatement, release, exposure to removal, remediation, possession or handling by the Company, or presence on, under or above, or discharge from, the real property leased by the Company of Hazardous Materials in violation of any Environmental Law or order.  The Company has not been notified that it is potentially liable, received any requests for information or other correspondence concerning any site or facility, or received any notice that it is considered potentially liable, under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.  To the Company’s knowledge, the Company has provided to Parent true, correct and complete copies of all material environmental reports, audits, assessments and investigations relating to the real property leased by the Company and the operations of the Company, to the extent the foregoing are in the possession of, or may be obtained by, the Company.

2.16         Accounts Receivable.  Except as set forth in the Company Interim Financial Statements, all Accounts Receivable of Company (i)  represent valid obligations arising from sales actually made or services actually performed by Company in the ordinary course of business, and (ii) are not subject to any refunds or adjustments or any defenses, contractual rights of set-off, assignment, contractual restrictions, security interests or other encumbrances in excess of the reserves for bad debt on the Company Interim Financial Statements.

2.17         Brokers.  Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.18         Intellectual Property.  Company owns or possesses sufficient legal rights to all Company Intellectual Property and, to the knowledge of Company, such Company Intellectual Property constitutes the only Intellectual Property necessary for its business as presently conducted.  Section 2.18 of the Company Schedule contains a complete and accurate list of (i) all Registered Intellectual Property of Company, (ii) all Contracts pursuant to which Company has licensed Company Intellectual Property to, or the use of Company Intellectual Property is otherwise permitted by, any other Person, and (iii) all Contracts pursuant to which Company has had Intellectual Property licensed to it or has otherwise been permitted to use Intellectual Property (excluding Contracts for generally, commercially available software and Company’s purchase orders, copies of which have been made available to Parent).  Section 2.18 of the Company Schedule sets forth, with respect to each item of Registered Intellectual Property owned by Company or exclusively licensed to Company, where the prosecution and maintenance of which is controlled by Company (all such Registered Intellectual Property referred to collectively as “Company Controlled Intellectual Property”), (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application.  All the rights associated with each item of Company Controlled Intellectual Property are valid and subsisting, and (ii) as of the Closing Date, in connection with such Company Controlled Intellectual Property, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities.  Except as set forth in Section 2.18 of the Company Schedule, Company has not assigned, licensed or hypothecated (or otherwise caused an Encumbrance to result on) any Company Intellectual Property, and none of the Contracts included in the Company Intellectual Property purport to grant sole or exclusive licenses by Company to another Person other than Parent, including but not limited to sole or exclusive licenses limited to specific fields of use.  To

Company’s knowledge, the patents owned by Company are valid and enforceable, and any patent issuing from patent applications of Company will be valid and enforceable.  To Company’s knowledge, there has been no, and currently there is no, infringement by any other Person of any Company Intellectual Property, and Company has not misappropriated, violated or infringed and currently does not misappropriate, violate or infringe any Intellectual Property of any other Person.  Company has not entered into any Contract to indemnify any Person against any claim of infringement of any Intellectual Property except as set forth on Section 2.18 of the Company Schedule, been threatened in writing with an allegation that it misappropriates, violates or infringes the Intellectual Property of any other Person, or been sued for misappropriating, violating or infringing any Intellectual Property of another Person.  Company has taken all reasonably appropriate steps to protect and preserve the confidentiality of all trade secrets that comprise any part of the Company Intellectual Property, and to Company’s knowledge there have been no and are no currently unauthorized uses, divulgements, disclosures, misappropriations or infringements of any such trade secrets.  To the extent that any Company director, officer, advisor, employee or consultant has stated exceptions to his assignment of Intellectual Property to the Company in agreements containing provisions relating to assignment of Intellectual Property to the Company, such stated exceptions are not related to the Company’s business. Any failure by any Company director, officer, advisor, employee or consultant to execute an agreement containing provisions relating to confidentiality and assignment of Intellectual Property to the Company has not, and will not, adversely affect the Company’s ownership of Company Intellectual Property.  The Company is not, and will not as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property, or any licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company uses the Intellectual Party of any other Person.

2.19       Material Contracts.  Except as set forth in Sections 2.18 or 2.19 of the Company Schedule and except for the Company’s standard forms of (i) Confidentiality, Inventions and Non-Competition Agreement and (ii) Confidentiality and Inventions Agreement for employees and offer letters to employees in the ordinary course of business, Company is not a party to or bound by any Contract (collectively, “Material Company Contracts”):

(a)	with any of its employees or consultants;

(b)	with an unexpired term of more than one (1) year that involves payment by Company of $25,000 or more;

(c)

upon which Company is substantially dependent, or that has a value of $50,000 or more, or that involves payments (or a series of payments) to or by Company of $50,000 or more individually or $100,000 or more in the aggregate, or which is otherwise material to Company;

(d)	that is outside of the ordinary course of business of Company or is with a Governmental Entity;

(e)	that limits or restricts the ability of Company to compete or otherwise conduct its business in any manner or place, or that contains any exclusivity provision;

(f)	that grants a power of attorney, agency or similar authority to another Person;

(g)	that relates to indebtedness for money borrowed, or provides for indemnification or any guaranty;

(h)

that relates to Intellectual Property (including but not limited to (i) any acquisition, disposition, licensing or other transfer thereof (or any option therefor) or (ii) any Contract that involves the joint development of any Intellectual Property);

(i)	that is with a distributor or a sales representative; or

(j)	that is a lease on real or personal property.

Copies of each Material Company Contract, including all amendments and supplements, have been provided to Parent. All Material Company Contracts are in full force and effect.  Company has duly performed all of its material obligations under each Material Company Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by Company or, to the knowledge of Company, any other party or obligor with respect thereto, has occurred, or as a result of this Agreement or performance hereof will occur. Company has not received written notice that it has breached, violated or defaulted under any Material Company Contract. The consummation of the transactions contemplated by this Agreement will not violate nor result in the breach of or violate any Material Company Contract and will not (and will not give any Person a right to) terminate, modify, cancel, or suspend any rights of, or accelerate or augment any obligation of, Company under any Material Company Contract.

2.20         Employees.

(a)           Section 2.20(a) of the Company Schedule correctly lists the name, title, salary as of January 1, 2008 and any subsequent adjustments thereto, and hire date for each current executive officer and employee of Company. Each current and past director, officer, advisor, employee and consultant of Company has executed the Company’s standard form of Confidentiality, Inventions and Non-Competition Agreement or Confidentiality and Inventions Agreement or Consulting Agreement, as applicable, and copies of all such executed agreements have been provided to Parent. To Company’s knowledge, no dispute exists between Company and any current or past director, officer, advisor, employee or consultant of Company with respect to any such non-disclosure and assignment-of-inventions agreement. To Company’s knowledge, no employee or consultant of Company is in violation of any material term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such Person to be employed by, or to contract with, Company because of the nature of the business conducted by Company, and, to Company’s knowledge, the continued employment or engagement by Company of its present employees and independent contractors will not result in any such violation. To Company’s knowledge, none of its employees is obligated under any Contract or Legal Requirement that would interfere with any such employee’s duties to Company or to the Surviving Corporation or that conflict with Company’s business as presently conducted.

(b)           Except as set forth in Section 2.20(b) of the Company Schedule, (i) there are no employment, consulting, independent contractor, severance pay, continuation pay, termination or indemnification Contracts, covenants not to compete, golden parachute agreements, or any other employment-related Contracts, between the Company and any current or former stockholder, officer, director, employee, consultant or independent contractor, and (ii) there are no obligations to pay bonuses, change of control payments or other forms of compensation arising, vesting (whether fully or partially) or payable (whether or not at the Closing), to directors, officers, employees, consultants or agents of the Company as a result of the consummation of the transactions contemplated by this Agreement (but excluding bonus compensation payable in the ordinary course of business consistent with past practice that is not contingent on the consummation of such transactions).

(c)           The Company is not a party to any collective bargaining Contracts or any other Contracts with any labor unions or other representatives of any employees of the Company, and no such Contract is being negotiated, nor are any union organizing efforts underway or overtly threatened.  There is no charge or complaint against the Company by the National Labor Relations Board or any comparable state or foreign agency pending or overtly threatened to the effect that the Company, or their representatives or employees, has committed any unfair labor practices in connection with the operation of the business of the Company.  There has not been any labor strike, dispute, claim, charge, lawsuit, proceeding, labor slowdown or stoppage and none of such actions are pending or overtly threatened against or involving the Company or with respect to any employees of the Company. No event has occurred, or to the Company’s knowledge, circumstance exists that could provide the basis for any work stoppage or other labor dispute.

(d)           Except as set forth in Section 2.20(d) of the Company Schedule, the Company is currently in compliance in all material respects with all applicable laws relating to the employment of labor, including those related to wages, hours, and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees.  There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company.  There are no pending claims against the Company under any workers’ compensation plan or policy or for long term disability.

(e)           There is no charge of discrimination in employment or employment practices against the Company, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company has employed or currently employs any person.  None of the Company’s employment policies or practices is currently being audited or investigated by any Governmental Entity.

(f)            Each independent contractor of the Company has been properly classified as an independent contractor for the purposes of Tax laws, employee classification laws, laws applicable to employee benefits and other applicable Laws.  Each of the employees of the Company has been properly classified as either an exempt or a non-exempt employee for the purposes of all applicable local, state and federal wage and hour laws and all employees of the Company has received the pay to which they are entitled to under the applicable local, state and federal wage and hour laws.

(g)           To the Company’s knowledge, except as set forth on Section 2.20(g) of the Company Schedule, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company or (ii) to assign to the Company or to any other Person any rights to any invention, improvement, or discovery.  To the knowledge of the Company, no former or current employee of the Company is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of the Company or Parent to conduct the business of the Company as formerly or currently conducted or as currently proposed to be conducted.

(h)           Except as set forth in Section 2.20(h) of the Company Schedule, there are no Equal Employment Opportunity Commission (“EEOC”) or state agency lawsuits, charges of discrimination filed with the EEOC or a state agency, or any compliance agreements, letters of commitment, settlement agreements, consent decrees, or conciliation agreements with any government agency.

(i)            Except as set forth in Section 2.20(i) of the Company Schedule, there are not, and have not been within the last five years (or longer if continuing obligations remain), any other employment litigation or judgments entered or settlement agreements reached.

(j)            Except as set forth in Section 2.20(j) of the Company Schedule, none of the Department of Labor, including the Occupational Safety and Health Administration and the Wage and Hour Division, the EEOC and similar Governmental Entities has issued or assessed a penalty, and no claim, action, suit or proceeding is pending or, to the Company’s knowledge, threatened, with respect to any alleged violation of, noncompliance by the Company, or liability of the Company under, any applicable law relating to labor and employment matters.

(k)           The Company has not committed any unfair labor practice (as determined under any applicable law or regulation.

2.21         Board Approval.  The Board of Directors of Company has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is in the best interests of Company and Company Stockholders, and (iii) determined to recommend that the Company Stockholders adopt and approve this Agreement and approve the Merger.

2.22         Tax Treatment.  The Company has not taken or agreed to take any action, nor is it aware of any fact or circumstance, that would prevent the Merger from qualifying as a Reorganization.

2.23         List of Company Stockholders.  Exhibit B contains a complete list of all Company Stockholders and the number and series of shares of Company Stock held by each such holder, and identifies each Company Stockholder who is, to the Company’s knowledge, an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended.

2.24         Related Parties.

(a)           Except as set forth in Section 2.24(a) of the Company Schedule, no officer, director or stockholder of the Company or any members of their immediate families (each a “Related Party”) is currently (i) a party to any transaction with the Company (including, but not limited to, any Contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, use or disclosure of Intellectual Property to, borrowing money from or lending money to, or otherwise requiring payments to, any such Person, but excluding payments for normal salary and bonuses and reimbursement of expenses), (ii) to the Company’s knowledge, the direct or indirect owner of a material interest in any Person which is a competitor, supplier or customer of the Company, or (iii) the direct or indirect owner of any property or assets used in the business of the Company.

(b)           Except as set forth in Section 2.24(b) of the Company Schedule, no Related Party has any outstanding indebtedness payable to the Company and the Company has not guaranteed any obligation or indebtedness of any such Related Party to a third party.

2.25         Insurance.  Section 2.25 of the Company Schedule lists, by type, carrier, policy number and expiration date, of all insurance coverage carried by the Company.  All such policies are in full force and effect and all premiums which are due and payable with respect thereto through the date hereof are currently paid.  The Company has not received written notice of cancellation or non-renewal of any such policy or binder.  Such policies are sufficient for compliance with all laws and Contracts to which the Company is a party or by which it is bound, there is no overtly threatened termination of, or material premium increase with respect to, any policy and none of such polices provides for retroactive premium adjustments.  To the Company’s knowledge, the Company is not in breach or default (including any such breach or default with respect to any payment of premiums or the giving of notice), and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination or modification under the policy.  There are no material claims pending involving an amount in excess of $25,000 or as to which coverage has been question, denied or disputed.

2.26         Certain Business Practices.  Neither the Company nor, to the Company’s knowledge, any director or officer or employee of the Company (on behalf of the Company), has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any payments in the nature of criminal bribery.

2.27         Tests.  The tests and nonclinical studies conducted by or on behalf of the Company, were, and if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company.  To the Company’s knowledge, there have been no other tests or nonclinical studies conducted with respect to the Company’s product candidates the results of which reasonably call into question any of the results of the Company’s tests or nonclinical studies.  The Company has not received any notices or correspondence from the Food and Drug Administration or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any tests or nonclinical studies conducted by or on behalf of the Company, which termination, suspension or material modification would reasonably be expected to have a Material Adverse Effect.

2.28         Debarment.  The Company nor any of its employees is not and has not been debarred from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a(a) or (b) (“Debarred”). The Company does not employ or use the services of any person or entity that is Debarred, and, to the Company’s knowledge, has not employed or used the services of any person or entity that is or, during the time when such person or entity was employed by or providing services to the Company, was Debarred.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As of the date hereof, Parent and Merger Sub jointly and severally represent and warrant to Company as follows:

3.1           Organization and Qualification; Subsidiaries.  Parent is a corporation duly organized and validly existing under the laws of the State of Oregon.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

3.2           Authority Relative to this Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub, including the approval of Parent’s shareholders or Merger Sub’s stockholder, are necessary to authorize this Agreement, or to consummate the transactions so contemplated, subject only to the filing of the Merger Documents pursuant to DGCL and the perfection of an exemption from registration under the Securities Act of the Parent Common Stock to be issued thereunder).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

3.3           No Conflict; Filings; Consents.

(a)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate Parent’s Articles of Incorporation or Bylaws, each as amended to date, or the equivalent organizational documents of Merger Sub, (ii) subject to Section 3.3(b) below, conflict with or violate any Legal Requirements applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or any such subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any Contract to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(b)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any Approval of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, state securities laws, the rules and regulations of NASDAQ, and the filing of the Merger Documents as required by the DGCL.

3.4           SEC Filings; Financial Statement.

(a)           Company has access to each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after January 1, 2007 (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC since January 1, 2007.  The Parent SEC Reports (i) were prepared in accordance, and comply in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Parent’s subsidiaries is required to file any reports or other documents with the SEC.

(b)           Parent meets all requirements under the Securities Act and applicable rules and regulations for the use of a registration statement on Form S-3 in connection with the registration for resale of shares of Parent Common Stock to be issued to Company Stockholders pursuant to the terms of this Agreement.  When filed by Parent in accordance with the provisions of Section 5.5 hereof, the registration statement on Form S-3 filed by Parent will comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.  Parent has no present intention to file a post-effective amendment following the effectiveness of the registration statement on Form S-3 to terminate or withdraw such registration statement prior to such time as Parent’s obligations under Section 5.5 hereof have expired.

(c)           Parent further meets all requirements under the Securities Act and applicable rules and regulations for the use of a shelf registration statement, and a shelf registration statement has been declared effective by the SEC and will be effective as of the Closing Date (the “Shelf Registration”), and any prospectus supplement thereto filed by Parent with respect to shares issued thereunder will comply, when filed, in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.  Parent has no present intention to withdraw the Shelf Registration, cease issuing shares under the Shelf Registration or to place a stop order or otherwise instruct its transfer agent to prohibit the transfer of shares issued pursuant to the Shelf Registration.

(d)           Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each (iii) fairly presents the consolidated financial position of Parent and its subsidiaries at the respective date thereof and the consolidated results of its operations and cash flows for the period or periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount.

3.5           Board Approvals.  The Board of Directors of each of Parent and Merger Sub has unanimously (i) determined that the Merger is in the best interests of its stockholders and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

3.6           Tax Treatment.  Parent and Merger Sub have not taken or agreed to take any action, nor is either aware of any fact or circumstance, that would prevent the Merger from qualifying as a Reorganization.

3.7           Merger Sub Operations.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (a) engaged in any business activities, (b) conducted any operations other than in connection with the transactions contemplated hereby or (c) incurred any liabilities other than in connection with the transactions contemplated hereby, which liabilities do not exceed $5,000.

3.8           Valid Issuance of Securities.  The shares of Parent Common Stock to be issued to the Company Stockholders pursuant to the terms of this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement and the Articles of Incorporation, as amended, of Parent, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than as set forth in Section 1.7(a)(ii) hereof.

3.9           Governmental Consent.  Other than the filing of a Form D relating to Parent’s issuance of Parent Common Stock to the Company Stockholders, the filing of a registration statement on Form S-3 as specified in Section 5.5 hereto, and the SEC declaring such registration statement on Form S-3 effective, all Consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with any federal or state governmental authority on the part of Parent or Merger Sub required in connection with the valid execution and delivery of this Agreement, the offer or issuance of the shares of Parent Common Stock to be issued hereunder or the consummation of any other transaction contemplated hereby have been obtained.

3.10         Material Liabilities.  Parent has no material liability or obligation (individually or in the aggregate) that is not disclosed in the Parent SEC Reports, including, without limitation, in the financial statements contained therein, or incurred in the ordinary course of business consistent with Parent’s past practices.

3.11         Nasdaq Stock Market.  Shares of Parent’s common stock are listed on The Nasdaq Global Market, and there are no proceedings to revoke or suspend such listing.  The issuance of the shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement will not contravene any Nasdaq Marketplace Rule.  Parent has taken no action designed to or which, to its knowledge, is likely to result in the delisting of Parent’s common stock from the Nasdaq Global Market, and Parent has not received any notification that, and has no knowledge that NASD is, contemplating terminating such listing.  The issuance of the shares of Parent Common Stock pursuant to this Agreement does not require stockholder approval pursuant to the Nasdaq Marketplace Rules.  Shares of the Parent’s common stock will be listed for trading on the Nasdaq Global Market as of the date of Closing.

ARTICLE IV.
CONDUCT PRIOR TO THE EFFECTIVE TIME

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time:

4.1           Conduct of Business by Company.  Except to the extent that Parent consents in writing (1) Company will (a) carry on its business in the ordinary course consistent with past practices and policies and in material compliance with all applicable Legal Requirements and Contracts, (b) pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, (c) pay or perform its other obligations consistent with past practices and policies, and (d) use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with whom Company has a material business relationship, and (2) Company will not, without the prior written consent of Parent:

(a)           Sell, assign, lease, exchange, transfer, license, pledge, incur any Encumbrance on or otherwise dispose of any of Company’s properties or assets, including but not limited to Company Intellectual Property, other than assets that individually and collectively are immaterial; provided that, for purposes of this Section 4.1(a), all Company Intellectual Property is considered material;

(b)           Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(c)           Acquire, merge with or consolidate with any third party or acquire a material amount of assets or any capital stock, securities or other ownership interest of any third party, or enter any joint venture, strategic partnership or alliance with a third party;

(d)           Other than the Company Note, incur, assume or guarantee any indebtedness for borrowed money, issue or sell any debt securities, options or warrants or other rights to acquire any debt securities of Company;

(e)           Issue or sell any equity securities, options or warrants or other rights to acquire any equity securities of Company (other than the issuance of shares of common stock pursuant to exercise of options or warrants outstanding as of the date hereof);

(f)            (1) Grant any new, or amend any existing, severance or termination pay right, (2) enter into any employment, consulting, deferred compensation or other similar Contract, (3) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement, (4) increase compensation, bonus or other benefits payable to any current or former director, officer, employee or consultant, (5) terminate any key employee or officer, or (6) make any other contribution or payment to any profit sharing, pension, retirement or similar plan or arrangement made or agreed to by Company for the benefit of any director, officer, agent, consultant or employee other than contributions or payments to the Plan in the ordinary course of business consistent with past practice;

(g)           Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(h)           (1) Enter into any Contract that would be a Material Company Contract, (2) amend any existing Material Company Contract so as to increase the payment, liability or other commitment or obligation of, or reduce any benefit to, Company thereunder, (3) terminate, fail to renew, allow to expire or fail to renegotiate any Material Company Contract, or (4) default in any of its material obligations under any Material Company Contract;

(i)            Waive, release or assign any material rights or claims;

(j)            Compromise, settle or initiate any litigation, arbitration or other proceeding;

(k)           Engage in any transaction with an Insider, other than the transactions contemplated by this Agreement;

(l)            Take any action that would make any representation and warranty of Company inaccurate at the Effective Time; or

(m)          Authorize, agree or otherwise commit to take any of the foregoing.

4.2           Access to Information.  Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access, during normal business hours and upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as Parent may reasonably request.  No information or knowledge obtained in any investigation pursuant to this Section 4.2 will affect or be deemed to modify any Company representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.  Parent shall use commercially reasonable efforts to complete its review of information concerning the Company’s business on or before February 29, 2008.

4.3           No Solicitation.  Until the earliest of (i) Parent’s written release of Company from the obligations set forth in this Section 4.3, (ii) the Effective Time or (iii) April 5, 2008 (the “Exclusivity Period”), the Company will not and will cause its officers, directors, employees, agents and representatives (including any investment banker, attorney, financial advisor or accountant retained by it) not to, initiate, solicit or knowingly encourage, directly or indirectly (including by way of furnishing non-public information or assistance or otherwise), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or continue discussions or negotiations with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action, except to the extent where such action is required in the exercise of the fiduciary duties of the Board of Directors of

Company under applicable law as advised by independent counsel.  The parties may mutually agree hereafter to extend the application of this Section 4.3 for such additional periods of time as they deem necessary.  Company will notify Parent of all inquiries or proposals that Company may receive relating to any of such matters and if such inquiry or proposal is in writing, will promptly deliver to Parent a summary of the general terms of such inquiry or proposal.  If, during the Exclusivity Period, the Company’s Board of Directors in the exercise of its fiduciary duties recommends that the Company and Company Stockholders enter into a Competing Transaction and such Competing Transaction is consummated by the parties thereto, then, immediately upon the closing of such Competing Transaction, the Company shall pay $500,000 to Parent.  The obligations of the preceding sentence shall survive any termination of this Agreement by Company or Parent pursuant to Section 7.1(b) or by Parent pursuant to 7.1(f).  Notwithstanding the foregoing, if all conditions to Closing have been satisfied by all parties hereto and Parent for any reason refuses to consummate the transactions contemplated by this Agreement, or if Parent materially breaches this Agreement (including by failing to comply with Section 5.5 or 5.6 in any respect), the obligations contained in this Section 4.3 shall terminate and be of no further force and effect.

ARTICLE V.
ADDITIONAL AGREEMENTS

5.1           Confidentiality; Access to Information.  All information that (i) is disclosed by any party (or such party’s representatives) whether before or after the date hereof, in connection with this Agreement, or the discussions and negotiations preceding the date hereof, to any other party (or its representatives) or (ii) relates to the business of any party in any manner will be kept confidential by the parties and their representatives and will not be used by any Person other than as contemplated by this Agreement, except to the extent (1) such information was known by the recipient when received, (2) such information is or hereafter becomes lawfully obtainable from other sources, (3) such information is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (4) as may otherwise be required by applicable law, (5) such information is disclosed to a party’s employees, parent company and majority-owned subsidiaries, agents and representatives (such as auditors, financial and legal advisors); provided that such Person receiving such information has (i) a need to know and (ii) expressly agrees to abide by the confidentiality restrictions set forth in this Section 5.1; provided further that the receiving party will remain primarily liable for such Person receiving such information, or (6) such duty as to confidentiality is waived in writing by the disclosing party.  If this Agreement is terminated prior to Effective Time, each party will use all reasonable efforts to return upon written request from the requesting party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 5.1, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.  Notwithstanding the foregoing, this Section 5.1 shall not be deemed to modify the confidentiality, non-use, permitted use and other provisions of any separate license, collaboration or other agreement between the parties.

5.2           Tax-free Reorganization.  Each of Parent, Merger Sub and Company intend to adopt this Agreement and the Merger as a Reorganization.  The parties shall not take a position on any tax return inconsistent with this Section 5.2.  From and after the Effective Time, none of Parent, Merger Sub or the Company shall take any action that could reasonably be expected to cause the Merger not to be treated as a Reorganization.

5.3           Public Disclosure.  Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

5.4           Commercially Reasonable Efforts; Notification.

(a)           Each of Parent, Merger Sub and Company agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:

(i)            the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied;

(ii)           the obtaining of all necessary Approvals from, and the making of all necessary registrations, declarations and filings with, all third parties (including but not limited to Governmental Entities) required as a result of, or in connection with, the transactions contemplated by this Agreement, whether or not required under any Contract;

(iii)          the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and

(iv)          the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)           Each of Parent, Merger Sub and Company will give prompt notice to the others upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any material failure of it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.4(b) requires any material change in the Company Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Company will promptly deliver to the other an update to the applicable schedule specifying such change.  No such update will be deemed to supplement or amend the Company Schedule for the purpose of determining (i) the accuracy of any of the representations and warranties made in this Agreement, and (ii) whether any of the conditions set forth in Article VI have been satisfied.

5.5           Post-Closing SEC Filings.  The shares of Parent Common Stock to be issued to Company Stockholders in connection with the Merger will be issued as “restricted securities” as defined under Rule 144 of the Securities Act in a transaction exempt from registration under the Securities Act by reason of Regulation D promulgated thereunder.  Parent shall use all commercially reasonable efforts to make such shares eligible for resale by Company Stockholders by preparing and filing with the SEC within ten (10) days after the Effective Time a registration statement on Form S-3 covering the resale of the shares of Parent Common Stock issued to the Company Stockholders in the Merger.  Parent shall use all commercially reasonable efforts to cause such registration statement to become effective by no later than 60 days after the Effective Time.  Parent shall use all commercially reasonable efforts to maintain the continuous effectiveness of such registration statement (and the current status of the prospectus contained therein) for a period of at least eighteen (18) months following the Effective Time.  Parent’s obligations under this Section 5.5 to include a Company Stockholder’s shares of Parent Common Stock in the registration statement on Form S-3 are subject to the condition that such Company Stockholder provide Parent promptly, but in no event more than five (5) days after the Closing, all necessary information requested by Parent relating to such Company Stockholder required to permit the inclusion of such Company Stockholder’s shares of Parent Common Stock in the registration statement on Form S-3.

5.6           Retirement of ISIS Debt.  At or before such time the obligation becomes due and payable, Company shall completely retire its outstanding obligation to Isis Pharmaceuticals, Inc. (the “ISIS Debt”) with the funds transferred to Company by Parent pursuant to the terms of the Letter Agreement between Parent and Company dated March 3, 2008.  Company’s indebtedness to Parent for the funds transferred pursuant to such Letter Agreement has been evidenced by the Company’s issuance of the Company Note to Parent.

5.7           Form 8-K.  Parent shall use commercially reasonable efforts to file a Current Report on Form 8-K announcing the execution of this Agreement on the next business day following the date of execution of this Agreement.

5.8           Tax Matters.

(a)           Company shall file (or cause to be filed) at its own expense, on or prior to the due date thereof, all Tax returns required to be filed (taking into account any extensions within which to file) on or before the Closing Date for all tax Periods ending on or before the Closing Date; provided, however, that Company shall not file any such tax returns, or other returns, elections, claims for refund or information statements with respect to any liabilities or taxes (other than federal, state or local sales, use property, withholding or employment tax returns or statements) for any tax period without prior approval of Parent and the

Company’s Chief Financial Officer.  Company shall provide Parent with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of the Company (including returns of all employee benefit Plans) at least forty-five days before filing such return or election and shall reasonably cooperate with any request by Parent in connection therewith.

(b)                                 Except as set forth in paragraph (a), Parent will file (or cause to be filed) all Tax returns of Company required to be filed after the Closing Date, provided that to the extent such Tax returns relate to a Tax period (or portion thereof) beginning prior to the Closing Date, such tax returns shall not be filed without the review and approval of the Stockholder Representative, which approval shall not be unreasonably withheld or delayed.  After the Closing Date, Parent, to the extent permitted by law, shall have the right to amend, modify or otherwise change all tax returns of Company for all tax periods, provided that to the extent that such amendment, modification or change of a tax return relates to a tax period (or portion thereof) beginning prior to the Closing Date, such amendment, modification or change shall not be filed without the review and approval of the Stockholder Representative, which approval shall not be unreasonably withheld or delayed.  The Stockholder Representative shall have access to such books and records of Company and Parent as may be reasonably necessary for the provision of such approval.  Parent agrees to reimburse any reasonable expenses incurred by the Stockholder Representative in connection with performing his duties under this Section 5.8, provided any such expenses are submitted to Parent for pre-approval before they are incurred.  For the avoidance of doubt, Stockholder Representative shall receive no additional compensation for any services rendered to Parent under this Section 5.8 other than that compensation specified in Section 8.3(b) hereof

(c)                                  In the event that tax authorities conduct an audit of Company’s tax returns for any periods ending after the Closing Date, such audit proceedings shall be the sole responsibility, and under the sole control, of Parent.  In the event of an audit of Company’s Tax returns for any period ending on or before the Closing Date, Mr. Reichow shall be entitled to participate in such audit proceedings.  Parent shall notify Mr. Reichow promptly after receipt by Parent or Company of written notice of pending audit proceedings for tax periods ending on or before the Closing Date. If, in accordance with the foregoing, Mr. Reichow elects to participate in such audit proceedings, he shall, within 30 calendar days after receiving such notice from Parent, notify Parent of his intent to do so.  The parties agree to cooperate with each other in the conduct of any audit proceedings relating to the Company’s Tax returns.

5.9                                 Indemnification of Directors and Officers of Company.

(a)                                  From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification provisions under Company’s Third Amended and Restated

Certificate of Incorporation and Bylaws of Company as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions being referred to individually as a “Company Indemnified Party” and collectively as the “Company Indemnified Parties”)

(b)                                 Without limiting the provisions of Section 5.9(a), during the period from the Effective Time until the sixth anniversary of the Effective Time, Parent will indemnify and hold harmless each Company Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (i) any action or omission or alleged action or omission in such Company Indemnified Party’s capacity as a director, officer or employee of the Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the Closing Date) or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Company Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 5.9(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.  In the event of any such claim, action, suit, proceeding or investigation, (x) Parent will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent will be deemed to have waived any right to object to the Company Indemnified Parties’ entitlement to indemnification hereunder with respect thereto), (y) any counsel retained by the Company Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Parent, and (z) after the Effective Time, Parent will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received (provided that in the event of a final nonappealable judicial determination that any Company Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to the Surviving Corporation); provided, however, that neither Parent nor the Surviving Corporation, nor any Company Indemnified Party, will be liable for any settlement effected without its, his or her express written consent.  The Company Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any Company Indemnified Party determines in good faith that, under the applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more Company Indemnified Parties.  Notwithstanding anything to the contrary contained in this Section 5.9(b) or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.9(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Company Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)                                  This Section 5.9 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

ARTICLE VI.

CONDITIONS TO THE MERGER

6.1                                 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger will be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  Stockholder Approval.  The holders of a majority of the outstanding Company Stock will have duly adopted and approved this Agreement and the Merger.

(b)                                 No Order.  No Legal Requirement which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger will be in effect.

6.2                                 Additional Conditions to Obligations of Company.  The obligation of Company to consummate and effect the Merger will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a)                                  Representations and Warranties.  Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) will have been true and correct in all material respects as of the date of this Agreement and (ii) will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that for purposes of determining the accuracy of such representations and warranties for purposes of this Section 6.2(a), any Material Adverse Effect qualification or any other materiality qualification, contained in such representations and warranties shall be disregarded.

(b)                                 Agreements and Covenants.  Parent and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)                                  Consents.  Parent and Merger Sub will have obtained all Approvals required to be obtained by them in connection with the consummation of the transactions contemplated hereby, and each such consent will be in effect as of the Closing Date.

(d)                                 Opinion of Counsel.  Company will have received from Davis Wright Tremaine LLP, counsel to Parent, an opinion dated the Closing Date in form and substance satisfactory to Company in substantially the form as set forth on Exhibit C.

(e)                                  Closing Certificate.  Company will have received a certificate signed on behalf of Parent by its President or Chief Financial Officer, dated as of the Closing Date, that the conditions set forth in Sections 6.2(a) and (b) are satisfied as of the Closing Date.

(f)                                    Employment and Non-Competition Agreements; Consulting Agreement.  Parent will have executed an Employment and Non-Competition Agreement in a form mutually acceptable to Parent and Dr. Peter Sazani.  Parent will have executed a Consulting Agreement in a form mutually acceptable to Parent and Dr. Ryszard Kole.

(g)                                 Material Adverse Effect.  There will not have been any Material Adverse Effect on Parent or Merger Sub since the date which is four (4) business days prior to the signing of this Agreement.

6.3                                 Additional Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate and effect the Merger will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)                                  Representations and Warranties.  Each representation and warranty of Company contained in this Agreement (i) will have been true and correct in all material respects as of the date of this Agreement and (ii) will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (x) that for purposes of determining the accuracy of such representations and warranties for purposes of this Section 6.3(a), any Material Adverse Effect qualification or any other materiality qualification, contained in such representations and warranties shall be disregarded, and (y) for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (x)) as of such particular date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement will be disregarded).

(b)                                 Agreements and Covenants.  Company will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)                                  Consents.  Company will have obtained all Approvals required to be obtained by it in connection with the consummation of the transactions contemplated hereby, except for any such Approval the failure of which to obtain would not have a Material Adverse Effect on Company, and each such Approval will be in effect as of the Closing Date.

(d)                                 Material Adverse Effect.  Other than as disclosed in the Company Schedule, there will not have been any Material Adverse Effect on Company since December 31, 2007.

(e)                                  Preliminary Adjustment Schedule.  Company will have provided Parent with the Preliminary Adjustment Schedule three (3) Business Days prior to the expected Closing Date.

(f)                                    Employment and Non-Competition Agreements.  The Employment and Non-Competition Agreement executed and delivered to Parent by Dr. Peter Sazani shall be in full force and effect as of the Effective Time.  The Consulting Agreement executed and delivered to Parent by Dr. Ryszard Kole shall be in full force and effect as of the Effective Time.

(g)                                 Opinion of Counsel.  Parent will have received from Hutchison Law Group PLLC, counsel to Company, an opinion dated the Closing Date in form and substance satisfactory to Parent in substantially the form as set forth on Exhibit D.

(h)                                 Retirement of ISIS Debt.  Parent will have received evidence of the retirement of the Company’s indebtedness to ISIS Pharmaceuticals, Inc.

(i)                                     Dissenters.  The holders of no more than (i) five percent (5%) of the outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series A-1 Preferred Stock shall have elected to exercise their rights to dissent from the Merger and shall have not effectively lost or withdrawn such dissenters rights, and (ii) ten percent (10%) of the outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series A-1 Preferred Stock shall otherwise be entitled to exercise their rights to dissent from the Merger and shall have not effectively lost or withdrawn their right to exercise such dissenters rights.

(j)                                     Closing Certificate.  Parent will have received a certificate signed on behalf of Company by its Chief Executive Officer and Chief Financial Officer, dated as of the Closing Date, that the conditions set forth in Sections 6.3(a) and (b) are satisfied as of the Closing Date.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

7.1                                 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company:

(a)                                  by mutual written consent of Parent and Company;

(b)                                 by either Company or Parent by written notice to the other if the Merger has not been consummated by March 26, 2008 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)                                  by either Company or Parent by written notice to the other if a Governmental Entity has issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)                                 by either Company or Parent by written notice to the other if there has been a material misrepresentation or other material breach by the other in its representations, warranties or covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party will have ten (10) Business Days in which to cure such breach after receiving notice from the other party of its intention to terminate this Agreement if not so cured.

(e)                                  by Company by written notice to Parent if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Company to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.2.

(f)                                    by Parent by written notice to Company if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Parent to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.3.

(g)                                 by Company by written notice to Parent if the Company’s Board of Directors recommends that the Company enter into a Competing Transaction as set forth in Section 4.3.

7.2                                 Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be specified in such notice or as may be required by Section 7.1).  Upon the termination of this Agreement as provided in Section 7.1, this Agreement will terminate without liability of any party to any other party and be of no further force or effect, except as set forth in this Section 7.2, Section 4.3, Section 5.1, Section 7.3 and Article IX, each of which will survive the termination of this Agreement pursuant to its terms, provided that nothing herein will relieve any party from any liability for a willful breach of, or for any misrepresentation under, or any fraud in connection with, this Agreement prior to such termination or will be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach, misrepresentation or fraud.

7.3                                 Fees and Expenses.  Each party to this Agreement shall bear and pay all fees and expenses (including legal fees, costs and expenses) that have been incurred or that are incurred by such party in connection with this Agreement and the transactions contemplated by this Agreement.  If the Merger is consummated, however, Parent will assume and promptly pay at the Closing all of Company’s reasonable fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VIII.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1                                 Survival of Representations and Warranties.  If the Merger is consummated, all of the Company’s representations and warranties in this Agreement, as modified by the Company Disclosure Schedule or in any certificate or other writing delivered by the Company pursuant to this Agreement, shall survive the Merger and continue until the date which is one year following the Closing Date (the “Expiration Date”).  All of Parent’s and Merger Sub’s representations and warranties contained herein or in any certificate or other writing delivered by Parent pursuant to this Agreement shall terminate at the Closing.

8.2                                 Indemnification; Escrow Arrangement.

(a)                                  Escrow Fund.  As security for the indemnity provided for in this Article VIII and by virtue of this Agreement, the Company Stockholders will be deemed to have received and deposited with the Escrow Agent that portion of the Escrow Amount equal to the Indemnification Escrow Fund (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) without any act of any Company Stockholder.  As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Company Stockholder, will be deposited with JPMorgan Chase Bank, National Association (or other institution acceptable to Parent and the Stockholder Representative (as defined in this Article VIII)) as Escrow Agent (the “Escrow Agent”), such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in Section 1.7(a) and this Article VIII.  Following the date hereof, the Escrow Agent may execute either a separate escrow agreement (the “Escrow Agreement”) or this Agreement (for the sole purpose of agreeing to the provisions of this Article VIII), and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.  The portion of the Escrow Amount contributed on behalf of each Company Stockholder shall be in proportion to the aggregate number of shares of Parent Common Stock issued at the Closing to which such holder would otherwise be entitled under Section 1.6(a).  Subject to the limitations set forth in this Article VIII, if the Merger is consummated, the Company Stockholders shall, severally and not jointly, indemnify and hold Parent and its officers, directors and affiliates (the “Indemnified Parties”) harmless against all claims; losses, liabilities, damages. deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation (hereinafter individually a “Loss” and collectively “Losses”) incurred by Parent, its officers, directors, or affiliates

(including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement, (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement, or (iii) any action, suit or proceeding which is pending or threatened against the Company as of the Effective Time.  No Company Stockholder shall have any right to contribution from the Company for any claim made by Parent after the Effective Time.  Notwithstanding anything in the preceding language to the contrary, and subject to the procedures set forth in paragraphs (e) and (f) of this Section 8.2, Parent may not receive any shares of Parent Common Stock from the Indemnification Escrow Fund unless and until Officer’s Certificates (as defined in paragraph (e) below) identifying Losses, which in the aggregate exceed $100,000 (the “Basket Amount”), have been delivered to the Escrow Agent as provided in paragraph (e) below in which case Parent shall be entitled to recover all Losses including the Basket Amount; provided, however, that any Loss resulting pursuant to Sections 1.6(a)(iv) or 1.6(e) hereof shall be recoverable from the first dollar and not subject to the Basket Amount nor shall it be included in calculating whether the Basket Amount has otherwise been exceeded.

(b)                                 Limitation on Liability. Parent and the Company hereby agree that, except in the event of fraud and with respect to equitable remedies as otherwise provided in this Agreement, Parent’s sole and exclusive recourse and remedy against the Company and the Company Stockholders for any claim or claim of Loss or Losses arising out of or relating to this Agreement shall be expressly limited to the Indemnification Escrow Fund and shall be pursuant to and in accordance with the indemnification provisions of this Article VIII.

(c)                                  Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Indemnification Escrow Fund shall be in existence immediately following the Effective Time and shall terminate, and, subject to Section 8.3, all shares of Parent Common Stock and other property remaining in the Indemnification Escrow Fund shall be distributed to Company Stockholders, at 5:00 p.m., P.D.T. on the Expiration Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in reasonable judgment of Parent, subject to the objection of the Stockholder Representative and the subsequent arbitration of the matter in the manner provided in Section 8.2(g) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of such Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period.  Subject to the provisions of Section 8.3, as soon as all such claims have been resolved, the Escrow Agent shall deliver to the Company Stockholders any remaining shares of Parent Common Stock and other property then held in the Indemnification Escrow Fund not required to satisfy any such claims.  Deliveries of Escrow Amounts to the Company Stockholders pursuant to this Section 8.2(c) shall be made in proportion to their respective original contributions to the Escrow Fund.

(d)                                 Protection of Escrow Fund; Voting.

(i)

The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

(ii)

Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Indemnification Escrow Fund and the Stockholder Representative Escrow Fund, as applicable, and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed directly to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed directly to the record holders thereof. Each Company Stockholder shall have voting rights with respect to the shares of Parent Common Stock deposited and held in the Escrow Fund on behalf of such Company Stockholder.

(e)                                  Claims upon Indemnification Escrow Fund; Limitation on Claims.

(i)                                    Subject to subsection (f) below, thirty (30) calendar days after the Escrow Agent has received, provided such receipt is on or before the Expiration Date, a certificate signed by any officer of Parent (an “Officer’s Certificate”) (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall deliver to Parent out of the Indemnification Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Indemnification Escrow Fund with a value equal to such Losses.

(ii)                                 For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Indemnification Escrow Fund as indemnity pursuant to Section 8.2(e)(i) hereof, the shares of Parent Common Stock shall be valued at the Average Price (subject to adjustment in the event of stock splits, stock dividends, stock combinations and the like), which the parties shall certify to the Escrow Agent in writing.

(iii)                              The amount of Losses for which indemnification is available to any Indemnified Party under Section 8.2 shall be reduced, and offset on a dollar-for-dollar basis, by any recoveries actually received by any Indemnified Party under any insurance policies or other similar indemnity payments received from third parties in respect of the subject matter giving rise to such Losses, net of any expenses of such Indemnified Person incurred in securing such recoveries (“Net Recoveries”).  In the event that Parent actually receives any Net Recoveries following the distribution of shares of Parent Common Stock to Parent (or other Indemnified Party), Parent shall (i) in the event the Escrow Period has not expired, promptly redeposit in the Indemnification Escrow Fund a number of shares of Parent Common Stock equal in value (based on the Average Price) to the amount of such Net Recoveries, or (ii) in the event that the Escrow Period has expired, promptly distribute to the Company Stockholders (in accordance with their pro rata interest in the Escrow Fund, a number of shares of Parent Common Stock equal in value (based on the Average Price) to the amount of such Net Recoveries.

(f)                                    Objections to Claims.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) calendar days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 8.2(e) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery.  After the expiration of such thirty (30) calendar day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Indemnification Escrow Fund in accordance with Section 8.2(e) hereof; provided, however, that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) calendar day period, with a copy of such objection to be simultaneously transmitted to Parent.

(g)                                 Resolution of Conflicts; Arbitration.

(i)                                    In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer’s Certificate, such Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Indemnification Escrow Fund in accordance with the terms thereof.

(ii)                                 If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the damage or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled exclusively by means of a binding arbitration.  Parent or the Stockholder Representative shall apply to the American Arbitration Association for arbitration of any such matter, with such arbitration to be conducted (i) by an arbitrator appointed by the American Arbitration Association, and (ii) in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association.  To the extent permitted by such Commercial Arbitration Rules, the arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

(iii)          Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Any such arbitration shall be held in the County of Multnomah, Oregon.  The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, and any fees of the arbitrator and other administrative fees prescribed by the American Arbitration Association.

(h)           Third Party Claims.  In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Indemnification Escrow Fund, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative, on behalf of the Company Stockholders, shall be entitled, at the Company Stockholders’ expense, to participate in any defense of such claim.  Parent shall keep the Stockholder Representative advised of the status of any such third-party claim and the defense thereof.  Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the written consent of the Stockholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the existence or amount of any claim against the Indemnification Escrow Fund.  In the event that the Stockholder Representative has consented to any such settlement, the Company Stockholders shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Parent against the Indemnification Escrow Fund with respect to such settlement.

(i)            Escrow Agent’s Duties.

(i)            The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement (including, without limitation, in Section 8.3 hereof) and the Escrow Agreement, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(ii)           The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)          The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)          The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)           In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent.  Subject to the foregoing, the Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the

Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi)          If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, required, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for damages.  Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)         The parties hereto and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including but not limited to any Litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

(viii)        The Escrow Agent may resign at any time upon giving at least thirty (30) calendar days written notice to the parties hereto; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows:  the parties hereto shall use all reasonable efforts to mutually agree on a Successor escrow agent within thirty (30) calendar days after receiving such notice.  If the parties hereto fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Oregon.

The successor escrow agent shall execute and deliver an instrument accepting such appointment and the terms of this Article VIII and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(j)            Fees.  All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent attached hereto as Exhibit E.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties hereto request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(k)           Consequential Damages.  In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

(l)            Successor Escrow Agents.  Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8.3           Stockholder Representative.

(a)           Appointment of the Stockholder Representative.  In the event that the Merger is approved, effective upon such vote, and without further act of any Company Stockholder, Richard W. Reichow shall be appointed as agent and attorney-in-fact (the “Stockholder Representative”) for each Company Stockholder, for and on behalf of the Company Stockholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to object to, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of an arbitrator with respect to such claims, to consent or agree to any amendment to this Agreement, to take such actions as may be necessary or contemplated under Section 5.8, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of any of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstances.  Such agency may be changed by the Company Stockholders from time to time upon not less than ten (10) calendar days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority in interest in the Escrow Fund agree to such removal and to the identity of the substituted agent.  Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest in the Escrow Fund.  No bond shall be required of the Stockholder Representative.  Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Company Stockholders.

(b)           Indemnification of Stockholder Representative; Stockholder Representative Fee.   The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable out-of-pocket costs and expenses and fees and expenses of any legal counsel or other advisor retained by the Stockholder Representative on behalf of the Company Stockholders.  The Stockholder Representative shall be entitled to a flat fee of $7,500 (the “Stockholder Representative Fee”) in connection with the performances of his duties hereunder, with such fee to be paid by Parent to Stockholder Representative at Closing.

(c)           Authority of Stockholder Representative.  A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision, act, consent or instruction of all Company Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Company Stockholders, and the Escrow Agent and Parent may rely upon my such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Company Stockholder.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(d)           Stockholder Representative Escrow Fund.  To provide for the payment and/or reimbursement of out-of-pocket and third party expenses and fees incurred by the Stockholder Representative in the performance of his duties hereunder on behalf of the Company Stockholders as provided in this Section 8.3 and by virtue of this Agreement, the Company Stockholders will be deemed to have received and deposited with the Escrow Agent that portion of the Escrow Amount equal to the Stockholder Representative Escrow Fund (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) without any act of any Company Stockholder.  The Stockholder Representative Escrow Fund shall be in existence immediately following the Effective Time and shall terminate, and, subject to the provisions of Section 8.3(f), all shares of Parent Common Stock and other property remaining in the Stockholder Representative Escrow Fund shall be distributed to Company Stockholders, at 5:00 p.m., P.D.T. on the expiration of the Escrow Period (including any extensions thereof pursuant to Section 8.2(c).  Any fees of Escrow Agent not already previously identified as Adjusted Current Liabilities relating to establishment of, transactions for, or termination of the Stockholder Representative Escrow Fund shall be payable by Stockholder Representative from the Stockholder Representative Escrow Fund.  The Stockholder Representative Escrow Fund shall be the sole and exclusive recourse and remedy of Stockholder Representative and Escrow Agent for payment of any such fees.

(e)           Claims upon Stockholder Representative Escrow Fund; Limitation on Claims.

(i)            Within five (5) business days after the Escrow Agent has received from the Stockholder Representative, provided such receipt is on or before the expiration of the Escrow Period (including any extensions thereof pursuant to Section 8.2(c)), a written statement (the “Expense Report”) itemizing out-of-pocket or third party fees or expenses incurred by the Stockholder Representative hereunder (“Stockholder Representative Expenses”), the Escrow Agent shall deliver to Stockholder Representative out of the Stockholder Representative Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Stockholder Representative Escrow Fund with a value equal to the total of the expenses included in such Expense Report.  If there are not enough shares of Parent Common Stock remaining in the Stockholder Representative Escrow Fund at such time that equal such expenses, then the Stockholder Representative shall be entitled to such lesser number of shares of Parent Common Stock and other property remaining in the Stockholder Representative Escrow Fund.  The Escrow Agent shall promptly deliver to the Company Stockholders any remaining shares of Parent Common Stock and other property held in the Stockholder Representative Escrow Fund upon the expiration of the Escrow Period (including any extensions thereof pursuant to Section 8.2(c)).  Deliveries of Escrow Amounts to the Company Stockholders pursuant to this Section 8.3(e) shall be made in proportion to their respective original contributions to the Escrow Fund.

(ii)           For the purposes of determining the number of shares of Parent Common Stock to be delivered to Stockholder Representative out of the Stockholder

Representative Escrow Fund as payment pursuant to Section 8.3(e)(i) hereof, the shares of Parent Common Stock shall be valued at the closing price of Parent Common Stock as quoted on the Nasdaq Stock Market on the last trading day preceding the date payment by the Escrow Agent is due under Section 8.3(e)(i), which price the Stockholder Representative shall certify to the Escrow Agent in writing.

(f)            Stockholder Representative Expenses Payable from Indemnification Escrow Fund.  Immediately prior to the termination of the Escrow Period and prior to the delivery of any shares of Parent Common Stock and other property held in the Indemnification Escrow Fund to the Company Stockholders, and, to the extent that there are shares of Parent Common Stock remaining in the Indemnification Escrow Fund at that time that are not subject to claims of the Parent, the Stockholder Representative shall be entitled to receive from the Indemnification Escrow Fund that number of shares of Parent Common Stock with a value equal to the total Stockholder Representative Expenses that have not previously been paid pursuant to Section 8.3(e), or if there are not enough shares of Parent Common Stock remaining in the Indemnification Escrow Fund at such time that equal such unpaid expenses, then the Stockholder Representative shall be entitled to such lesser number of shares of Parent Common Stock and other property remaining in the Indemnification Escrow Fund.  At such time as any such pending claims of Parent are resolved, the Stockholder Representative shall be entitled to receive from the Indemnification Escrow Fund after the payment of claims of Parent and prior to the delivery to Company Stockholders of any shares of Parent Common Stock and other property held in the Indemnification Escrow Fund, that number of shares of Parent Common Stock remaining, if any, with a value equal to the remaining unpaid Stockholder Representative Expenses, if applicable.  For purposes of determining the number of shares of Parent Common Stock to be delivered to the Stockholder Representative under this Section 8.3(f), the shares of Parent Common Stock shall be valued at the closing price of Parent Common Stock as quoted on the Nasdaq Stock Market on the last trading day prior to termination of the Escrow Period, which the Parent and the Stockholder Representative shall certify to the Escrow Agent in writing.

ARTICLE IX.
GENERAL PROVISIONS

9.1           Notices.  All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered (a) in person, (b) by registered, express or certified mail, postage prepaid, return receipt requested, (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee, or (d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery.  Notices are deemed delivered at the earlier of the date such notice is actually received by a party or three (3) days after such notice is given.  Notices to Parent, Company and Merger Sub must be given at the addresses below (or at such other address or facsimile number for a party as will be specified by like notice):

(a)           if to Parent or Merger Sub, to:

AVI BioPharma, Inc.
One SW Columbia

Suite 1105
Portland, OR 93012
Attention:  Leslie Hudson, Ph.D.
Facsimile:  (503)227-0751

Email:  lhudson@avibio.com

with a copy (not constituting notice) to:

Davis Wright Tremaine LLP
1300 SW Fifth Ave., Suite 2300
Portland, Oregon  97201
Attention:  Michael C. Phillips, Esq.
Facsimile:  (503) 778-5299

Email:  michaelphillips@dwt.com

(b)           if to Company, to:

Ercole Biotech, Inc.
P.O. Box 12295
Research Triangle Park, NC 27709
Attention:  Clayton I. Duncan
Facsimile:  (617) 245-9757

email:  cduncan@ercolebiotech.com

with a copy (not constituting notice) to:

Hutchison Law Group PLLC

5410 Trinity Road

Suite 400

Raleigh, NC 27607

Attention:  William W. Wofford
Facsimile:  (919) 829-9696

email:  bwofford@hutchlaw.com

(c)           if to Stockholder Representative, to:

Richard W. Reichow

107 Fairway Valley Ct.

Cary, NC  27513-5678

Facsimile:  (919) 469-6675

Email:  rreichow@earthlink.com

with a copy (not constituting notice) to:

Hutchison Law Group PLLC

5410 Trinity Road

Suite 400

Raleigh, NC 27607

Attention:  William W. Wofford
Facsimile:  (919) 829-9696

email:  bwofford@hutchlaw.com

9.2           Interpretation.  When a reference is made in this Agreement to Exhibits, Schedules, Articles or Sections, such reference is to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference will be deemed to include the business of all direct and indirect subsidiaries of such entity.  Reference to the subsidiaries of an entity will be deemed to include all direct and indirect subsidiaries of such entity.

(a)           For purposes of this Agreement:

(i)            the term “knowledge” of a party hereto, with respect to any matter in question, means the actual knowledge of the executive officers and directors of such party, and, in the case of Company, each of the individuals listed in Section 6.2(f) as well;

(ii)           the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular;

(iii)          all references in this Agreement to designated “Articles,” “Sections” and other subdivisions, unless otherwise indicated, are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

(iv)          pronouns of either gender or neuter will include, as appropriate, the other pronoun forms;

(v)           “including,” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to,” respectively;

(vi)          “or” is not exclusive;

(vii)         “amended” with reference to a Contract or law, will be deemed to be followed by “or superseded from time to time”;

(viii)        the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and

(ix)          whenever any payment or other action under this Agreement is stated to be due on or taken upon a day that is not a Business Day, such payment or action will instead be made on or taken on the next Business Day.

9.3           Counterparts.  This Agreement may be executed in one or more counterparts, all of which are considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A facsimile signature page will be deemed an original.

9.4           Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including but not limited to the Company Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other Person any rights or remedies hereunder.

9.5           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6           Cumulative Remedies.  Except only as otherwise provided herein (and subject to the limitations on liability contained herein), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy

9.7           Specific Performance.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties are entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8           Governing Law.  This Agreement is governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10         Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights hereunder in connection with an acquisition, merger, or consolidation or Parent (or transfer of all or substantially all of its assets).  Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11         Amendment.  Subject to applicable law, this Agreement may be amended any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.  To the extent permitted by applicable law, this Agreement may be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Parent, Merger Sub and the Stockholder Representative.

9.12         Extension; Waiver.  At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement will not constitute a waiver of such right.

9.13         Relationship.  The parties intend that no partnership or joint venture is created hereby, that no party hereto is a partner or joint venturer of any other party hereto for any purposes, and that this Agreement will not be construed to the contrary.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

AVI BIOPHARMA, INC.

By:	/s/ LESLIE HUDSON
Name:	Leslie Hudson, Ph.D.
Title:	Chief Executive Officer

EB ACQUISITION CORP.

By:	/s/ LESLIE HUDSON
Name:	Leslie Hudson, Ph.D.
Title:	President

ERCOLE BIOTECH, INC.

By:	/s/ CLAYTON I. DUNCAN
Name:	Clayton I. Duncan
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

By:	/s/ RICHARD W. REICHOW
Name:	Richard W. Reichow

Signature Page to Agreement and Plan of Merger

S-1

SCHEDULE 1

DEFINITIONS

As used in this Agreement and the exhibits and schedules delivered pursuant to this Agreement, the following definitions will apply.

“Accounts Receivable” has the meaning set forth in Section 1.6(a).

“Adjusted Current Liabilities” has the meaning set forth in Section 1.6(a).

“Adjustment Number” has the meaning set forth in Section 1.6(a).

“Affiliate” means the officers and directors of a specified Person as well as each other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.

“Aggregate Share Number” has the meaning set forth in Section 1.6(a).

“Agreement” has the meaning set forth in the Introduction.

“Approvals” means all franchises, grants, authorizations, waivers, licenses, permits, easements, consents, certificates, and orders.

“Average Price” has the meaning set forth in Section 1.6(a).

“Basket Amount” has the meaning set forth in Section 8.2(a).

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Certificates” has the meaning set forth in Section 1.7(a).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Claimed Overpayment Amount” has the meaning set forth in Section 1.6(a).

 “Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.

“COBRA Coverage” has the meaning set forth in Section 2.11(i).

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Introduction.

1

“Company Annual Financial Statements” has the meaning set forth in Section 2.7(a).

“Company Charter Documents” has the meaning set forth in Section 2.2.

“Company Class A Voting Common Stock” has the meaning set forth in Section 2.3(a).

“Company Class B Nonvoting Common Stock” has the meaning set forth in Section 2.3(a).

“Company Common Stock” has the meaning set forth in Section 1.6(a).

“Company Controlled Intellectual Property” has the meaning set forth in Section 2.18

“Company Indemnified Party” has the meaning set forth in Section 5.9.

“Company Intellectual Property” means all Intellectual Property that is (i) owned or licensed by Company or (ii) being used or otherwise exploited, or is held for use or other exploitation, by Company.

“Company Interim Financial Statements” has the meaning set forth in Section 2.7(b).

“Company Note” has the meaning set forth in Section 1.6(a).

“Company Note Balance” has the meaning set forth in Section 1.6(a).

“Company Permits” has the meaning set forth in Section 2.6(d).

“Company Plan” has the meaning set forth in Section 2.11(a).

“Company Preferred Stock” has the meaning set forth in Section 2.3(a).

“Company Schedule” has the meaning set forth in the introduction to Article II.

“Company Series A Preferred Stock” has the meaning set forth in Section 2.3(a).

“Company Series A-1 Preferred Stock” has the meaning set forth in Section 2.3(a).

“Company Series A-2 Preferred Stock” has the meaning set forth in Section 2.3(a).

“Company Stock” means collectively the Company Preferred Stock and Company Common Stock.

“Company Stockholder” means a Person holding shares of any class or series of (i) Company Preferred Stock or (ii) Company Common Stock.

“Company Stock Option” has the meaning set forth in Section 1.6(b).

“Company Stock Option Plan” has the meaning set forth in Section 1.6(b).

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“Company Warrant” has the meaning set forth in Section 1.6(c).

“Competing Transaction” means (i)(A) any merger, consolidation, share exchange, business combination or other similar transaction involving Company, (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of Company, taken as a whole, in a single transaction or a series of transactions, (C) any Person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as defined in Section 13(d) of the Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of, fifty percent (50%) or more of the Company’s Stock, (ii) any financing transaction involving the issuance of equity securities (or securities convertible or exercisable into or exercisable for equity securities) of the Company, (iii) any recapitalization, reorganization, forgiveness or restructure of existing debt or the incurrence of additional debt, or (iv) any public announcement of a proposal, plan or intent to do any of the foregoing or any agreement to engage in any of the foregoing other than any transaction contemplated in this Agreement between Parent, Merger Sub and Company.

“Contract” means any written, oral or other agreement, arrangement, benefit plan, bond, binding understanding, commitment, contract, franchise, indemnity, indenture, instrument, insurance policy, lease, license, note, option, purchase order, subcontract, sublicense, undertaking or warranty of any nature, including all amendments, modifications, assignments or instruments of any kind or character related thereto.

“Debarred” has the meaning set forth in Section 2.28.

“Deferred Compensation Plan” has the meaning set forth in Section 2.11(n).

“Dissenting Shares” has the meaning set forth in Section 1.6(e).

“DGCL” has the meaning set forth in the Recitals.

“EEOC” has the meaning set forth in Section 2.20(h).

“Effective Time” has the meaning set forth in Section 1.2.

“Encumbrance” means any easement, encumbrance, lease, covenant, security interest, lien, option or pledge.

“Environmental Laws” means all federal, state and local Legal Requirements relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below), or otherwise relating to the processing, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which Company is a member and which is under common control or

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treated as a single employer with Company within the meaning of Section 414 (b), (c) or (m) of the Code.

“Escrow Agent” has the meaning set forth in Section 8.2(a).

“Escrow Amount” has the meaning set forth in Section 1.7(a).

“Escrow Fund” has the meaning set forth in Section 8.2(a).

“Escrow Period” has the meaning set forth in Section 8.2(c).

“Exchange Act” means the Exchange Act of 1934, as amended.

 “Exchange Agent” has the meaning set forth in Section 1.7(a).

“Exchange Ratio” has the meaning set forth in Section 1.6(a).

“Expense Report” has the meaning set forth in Section 8.3(e).

“Expiration Date” has the meaning set forth in Section 8.1.

 “GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any government or any agency, body, district, bureau, board, commission, court, department, legislature, official, political subdivision, regulatory authority, tribunal or other instrumentality of any government, whether federal, state, county, municipal or local, domestic or foreign.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

“Indemnification Escrow Fund” has the meaning set forth in Section 1.7(a)(ii).

“Indemnified Parties” has the meaning set forth in Section 8.2.

“Indemnifying Party” has the meaning set forth in Section 8.2.

“Insider” means a director, officer or other Affiliate of Company or, to Company’s knowledge, any person with whom any such director, officer or other Affiliate has any direct or indirect relation by blood, marriage or adoption, or, to Company’s knowledge, any Person in which any such director, officer or other Affiliate, owns a 10% or greater beneficial interest.

“Intellectual Property” means any and all intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to and/or associated with: (A) trademarks and pending trademark applications, trade dress, service marks and pending service mark applications, common law

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trademarks and service marks, certification marks, logos, trade names, brand names, corporate names, assumed names and business names; (B) all United States and foreign issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, renewals, provisionals and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights; inventions, invention disclosures, discoveries and improvements, whether patentable or not; (C) works of authorship, whether or not copyrightable, copyrights, copyright registrations and pending copyright registration applications and mask works; (D) trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, customer lists, proprietary or non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; (E) computer software and firmware, data files, source and object codes, user interfaces, development tools, files, records, data, manuals, databases and other specifications and documentation, and all media on which any of the foregoing is recorded; (F) all internet protocol addresses and networks, including without limitation, DNS domain names, e-mail addresses, world wide web (www) and http addresses, network names, network addresses (such as IPv4 and Ipv6) and services (such as mail or website) whether or not used or currently in service, and any registrations relating thereto, and all Web sites; (G) all industrial designs and any registrations and applications therefore throughout the world; (H) claims, causes of action or defenses relating to the enforcement of any of the foregoing; (I) goodwill associated with any of the foregoing; (J) documentation relating to any of the foregoing; and (K) rights corresponding to any of the foregoing throughout the world or equivalent rights to any of the foregoing.

“ISIS Debt” has the meaning set forth in Section 5.6.

“ISIS Warrants” has the meaning set forth in Section 1.6(c).

“Legal Requirements” means all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, injunction, decree, stipulation, rule, regulation, ruling or requirement, whether temporary, preliminary or permanent, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means, with respect to a party, (i) any effect which has resulted in or would reasonably be expected to result in, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, or results of operations of such party, or (ii) a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that in no event will the following be deemed, in and of itself, to constitute a Material Adverse Effect: (1) a change that results from conditions generally affecting the U.S. economy, and (2) a change that results from conditions generally affecting such party’s industry.

“Material Company Contracts” has the meaning set forth in Section 2.19.

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“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 1.6(a).

“Merger Documents” has the meaning set forth in Section 1.2.

“Merger Sub” has the meaning set forth in the Introduction.

“Merger Sub Common Stock” has the meaning set forth in Section 1.6(f).

“NASDAQ” means the National Association of Securities Dealers Automated Quotation System.

“Net Recoveries” has the meaning set forth in Section 8.2(e).

“New Shares” has the meaning set forth in Section 8.2(d).

“Parent” has the meaning set forth in the Introduction.

“Parent Common Stock” means unregistered shares of Parent’s Common Stock, par value $0.001 per share, which shall be registered for resale by means of Parent’s Post-Closing SEC Filings.

“Parent Exception Letter” has the meaning set forth in Section 1.6(a).

“Parent SEC Reports” has the meaning set forth in Section 3.4(a).

“Person” or “person” means an individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, business, organization, entity or Governmental Entity.

“Preliminary Adjustment Number” has the meaning set forth in Section 1.6(a).

“Preliminary Adjustment Schedule” has the meaning set forth in Section 1.6(a).

“Registered Intellectual Property” means any and all United States, international and foreign:  (i) patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, renewals, provisionals and extensions thereof and any counterparts claiming priority therefrom, (ii) all copyright registrations and pending copyright registration applications; (iii) registered trade marks and service marks and pending trademark and service mark applications; and (iv) DNS domain names; and (v) any other Intellectual Property which is subject to an application, filing. recordation or similar document filed with or recorded by any Governmental Entity.

“Reorganization” has the meaning set forth in Section 1.10.

“Returns” has the meaning set forth in Section 2.14(a).

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“SEC” has the meaning set forth in Section 1.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration” has the meaning set forth in Section 3.4(c).

“Stockholder Representative Escrow Fund” has the meaning set forth in Section 1.7(a)(ii).

“Stockholder Representative Expenses” has the meaning set forth in Section 8.3(3).

 “Stockholder Representative Fee” has the meaning set forth in Section 8.3(b).

 “Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

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